Exhibit 10.24
METABANK
and
BLUESTEM BRANDS, INC.
AMENDED AND RESTATED PROGRAM AGREEMENT
Dated as of August 20, 2010
Confidential Treatment Requested
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

SCHEDULES AND EXHIBITS

SCHEDULE 1	Definitions

EXHIBIT A	The Program

EXHIBIT B	Credit Policy

EXHIBIT C	Form of Application

EXHIBIT D	Form of Account Agreement

EXHIBIT E	Program Compliance Manual

EXHIBIT F	Debt Waiver Product

EXHIBIT G	Debt Waiver Product Terms and Conditions

EXHIBIT H	Sample Funding Statement

EXHIBIT I	Funding Account Information

EXHIBIT J	Interest Charges

EXHIBIT K	Insurance Coverage

EXHIBIT L	Subcontractors

i

          THIS AMENDED AND RESTATED PROGRAM AGREEMENT (this “Agreement”), dated as of August 20, 2010 (“Effective Date”), is made by and between METABANK (“Bank”), a federal savings bank doing business as Meta Payment Systems and operating from a branch in Sioux Falls, South Dakota, and BLUESTEM BRANDS, INC. (formerly known as FINGERHUT DIRECT MARKETING, INC.) (“Bluestem”), a Delaware corporation, having its principal location in Eden Prairie, Minnesota (each a “Party” and collectively the “Parties”).
          WHEREAS, Bluestem has historically been engaged in the business of marketing open-end consumer financing accounts used to purchase general merchandise and services, and Bluestem is engaged in the business of servicing such accounts; and
          WHEREAS, Bluestem, with the consent of Bank, desires to provide to qualifying customers who do not qualify for open-end consumer financing an opportunity to finance purchases through closed-end installment loans
          WHEREAS, Bank is in the business of originating various types of consumer and other financing; and
          WHEREAS, upon the terms and conditions described herein, the Parties desire to operate a nationwide program pursuant to which Bluestem will market, and Bank will establish, open-end consumer financing accounts and closed-end installment loans used to purchase general merchandise and services; and
          WHEREAS, the Parties desire that this AMENDED AND RESTATED PROGRAM AGREEMENT replace and supersede the PROGRAM AGREEMENT between the Parties, dated as of January 14, 2010, as of the Effective Date.
          NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Bluestem mutually agree as follows:
1.	Definitions. The terms used in this Agreement shall be defined as set forth in Schedule 1 and as otherwise defined herein.
2.	Marketing of Accounts. Bluestem shall promote and market the Program and the Accounts using any form of Marketing Materials and Marketing Activities determined to be appropriate by Bluestem, subject to Bank’s approval as set forth herein. Bank agrees that Bluestem may refer to Bank and the Program in Marketing Materials upon the condition that the form of any references to the Bank and/or the Program in any such Marketing Materials must receive the prior written approval of Bank, in accordance with the procedures set forth in this Section 2.
(a)	Prior to the Effective Date, Bank shall have completed an initial review of the forms of Marketing Materials and Marketing Activities proposed by Bluestem and approve or reject any such forms of Marketing Materials and Marketing Activities that have been provided to Bank. Marketing Materials and Marketing Activities

will be considered approved and authorized by Bank once such approval and authorization is clearly communicated by Bank in writing or electronically, provided that Bank does not subsequently revoke its approval pursuant to the terms of Section 6(b).
(b)	Thereafter, Bluestem shall make available for Bank’s prior review and approval all new forms of Marketing Materials and Marketing Activities proposed by Bluestem. Bank shall review and approve or reject any such forms of Marketing Materials and Marketing Activities within five (5) Business Days after Bank’s receipt of such Marketing Materials or Marketing Activities. Marketing Materials and Marketing Activities will be considered approved and authorized by Bank once such approval and authorization is clearly communicated by Bank in writing or electronically, provided that Bank does not subsequently revoke its approval pursuant to the terms of Section 6(b).
(c)	After approval of the form of Marketing Materials or Marketing Activities pursuant to Section 2(a) or 2(b), and subject to Section 6(b), Bluestem may use such forms of Marketing Materials and Marketing Activities, and need not seek further approval for use of such forms unless there is (i) a Substantive Change in the Marketing Materials or Marketing Activities, or (ii) a new offering to be included in the Marketing Materials (each of the events in clauses (i) and (ii), a “Qualifying Change”). In the event of a Qualifying Change, Bluestem shall submit such forms of Marketing Materials and Marketing Activities to Bank for review and approval in accordance with Section 2(b).
(d)	Bank may request a periodic review of the Marketing Materials and Marketing Activities then being used by Bluestem. Bank and Bluestem shall cooperate to determine the form, format, frequency, and timing of such reviews in order to minimize expense and disruption.
(e)	Bluestem shall be liable for all claims arising from the use by Bluestem or agents acting on Bluestem’s behalf of any Marketing Materials or Marketing Activities without Bank’s prior approval and authorization. Bluestem shall ensure that all Marketing Materials and Marketing Activities shall be accurate in all material respects and not misleading and comply with Applicable Laws. Bluestem shall further use commercially reasonable efforts to ensure that the Program will not be marketed in connection with pornography, obscenities, gambling, hate speech, religion, politics, known spammers, alcohol, drugs, illegal activities, or other activities Bank has in good faith determined posed safety and soundness concerns.
(f)	Bank agrees that it will not conduct any marketing of the Program, and will not use any lists of Applicants or Borrowers it has obtained under the Program for any purposes, including marketing other products or services to such Borrowers or Applicants, other than fulfilling its obligations under the Program Documents.
3.	Spanish Sub-Program. Bank agrees that Bluestem may develop a subprogram within the Program targeted to Spanish-speaking customers. Any forms of Marketing Materials approved pursuant to Section 2 may be used in connection with such subprogram, provided that such Marketing Materials are translated into Spanish by a translator or translation service mutually approved by Bluestem and Bank.
4.	Bank to Extend Credit.
(a)	Bank agrees to make Accounts available to qualifying Applicants residing in any state in the United States, its territories and the District of Columbia.
(b)	Bank agrees to assume the obligations as issuer of Existing Accounts, subject to Section 15(b).
(c)	Bluestem acknowledges that the establishment of an Account hereunder creates a creditor-borrower relationship between Bank and Borrower which involves, among other things, the disbursement of financing proceeds and the collection of financing payments by Bank. Nothing in this Agreement shall obligate Bank to establish an Account for an Applicant or originate Account Advances if Bank determines that doing so would constitute an unsafe or unsound banking practice or be contrary to Applicable Law; provided, however, that in such an event, Bank shall notify Bluestem of its determination. Bank may further elect to suspend the origination of new Accounts and Account Advances under the circumstances set forth in Section 37 of the Receivables Sale Agreement
(d)	Bank shall use its best efforts to maintain a form of legal organization that permits it to perform its obligations under this Agreement.
5.	Consumer Documents and Credit Policy. The following documents, terms and procedures (“Consumer Finance Materials”) have been approved by Bank and will be used by Bank initially in connection with the Program: (i) Program description (i.e., general description of Program processes) as Exhibit A; (ii) Credit Policy as Exhibit B; (iii) form of Application as Exhibit C; (iv) form of Account Agreement as Exhibit D; (vi) Program Compliance Manual as Exhibit E; (vii) description of the Debt Waiver Product as Exhibit F; and (viii) Debt Waiver Product Terms and Conditions as Exhibit G. Bluestem shall be responsible for the preparation of all Consumer Finance Materials relating to the Program and ensuring that such Consumer Finance Materials comply with Applicable Law. The Parties acknowledge that each Account Agreement and all other documents referring to the creditor for the Program shall identify the Bank as the creditor. The Account Agreement shall further provide, as appropriate, that it is governed by South Dakota and federal law.
6.	Changes to Marketing Materials or Consumer Finance Materials.
(a)	Changes to Consumer Finance Materials, including a determination that any Consumer Finance Materials are no longer authorized, may be made upon the request of either Party subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that Bank may change the Consumer Finance Materials or determine that any Consumer Finance Materials are no longer authorized upon written notice provided to Bluestem to the extent that such change is required by Applicable Law or a Regulatory Authority or necessitated in Bank’s reasonable determination by safety and soundness concerns. Bank shall take commercially reasonable steps to prevent undue expense for Bluestem when changing any Consumer Finance Materials that are already in production. Unless such changes are required sooner by Applicable Law or a Regulatory Authority, upon Bluestem’s receipt of written notice from Bank of any changes to the Consumer Finance Materials or a determination that any Consumer Finance Materials are no longer authorized, Bluestem shall implement such change or determination as soon as commercially practicable but in no event later than three (3) months from Bluestem’s receipt of notice of such change or determination.
(b)	Bank may change the Marketing Materials or Marketing Activities or determine that any Marketing Materials or Marketing Activities are no longer authorized upon written notice provided to Bluestem only to the extent that such change is required by Applicable Law or a Regulatory Authority or necessitated in Bank’s reasonable determination by safety and soundness concerns. Bank shall take commercially reasonable steps to prevent undue expense for Bluestem when changing any Marketing Materials that are already in production. Unless such changes are required sooner by Applicable Law or a Regulatory Authority, upon Bluestem’s receipt of written notice from Bank of any changes to the Marketing Materials or Marketing Activities or a determination that any Marketing Materials or Marketing Activities are no longer authorized, Bluestem shall implement such change or determination as soon as commercially practicable but in no event later than six (6) months from Bluestem’s receipt of notice of such change or determination.
7.	Account Referral, Processing and Origination.
(a)	As agent for Bank, Bluestem shall solicit Applications from Applicants and shall process such Applications on behalf of Bank (including retrieving credit reports) to determine whether the Applicant meets the eligibility criteria set forth in the Credit Policy. As agent for Bank, Bluestem shall respond to all inquiries from Applicants regarding the application process.
(b)	Bluestem shall report aggregate information to Bank on Applications which meet the eligibility criteria set forth in the Credit Policy, Applications which do not meet such criteria and approved Applicants who accept Account offers. At Bank’s request, Bluestem will provide more detailed reports, which shall include the name, address and, if available, phone number of the Applicant. These reports may be combined with any other reports required of Bluestem hereunder. Bluestem shall have no discretion to override the Credit Policy with respect to any Applications. At Bluestem’s reasonable request, Bank shall reconsider a rejected Applicant to determine whether a discretionary override of a credit decision is appropriate.
(c)	Subject to the terms of this Agreement and the Receivables Sale Agreement, Bank shall establish Accounts with respect to Applicants who meet the eligibility criteria set forth in the Credit Policy, or who Bank approves pursuant to a discretionary Credit Policy override, and who accept the offer of financing.
(d)	Pursuant to procedures mutually agreed by the Parties, Bluestem shall deliver adverse action notices to Applicants who do not meet Credit Policy criteria or are otherwise denied by Bank.
(e)	Bluestem shall deliver to Borrowers the Account Agreements and any other documents required to be delivered to Borrowers and shall obtain all Borrowers’ signatures and any third-party signatures required by Bank to extend credit on an Account, if any, and take all other actions necessary for Bank to extend credit on an Account, all in accordance with Applicable Law.
(f)	Bluestem shall process each Borrower request for an extension of credit under the Credit Policy and shall forward to Bank only the requests of Borrowers who meet the eligibility criteria of the Credit Policy. Bank shall extend credit on Accounts to Borrowers who have accepted an Account offer and who meet the eligibility criteria set forth in the Credit Policy.
(g)	Bluestem shall provide all Processing Services related to the Accounts for as long as Bank owns the Accounts.
(h)	Bluestem shall perform its obligations described in this Section 7 and deliver any other customer communications to Applicants and Borrowers as necessary to carry on the Program in accordance with Applicable Law, all at Bluestem’s own cost. Bluestem shall pay all third-party costs associated with account referral services, processing and origination, including but not limited to expenses related to payment networks and credit bureaus.
(i)	Each Party shall designate a relationship manager who will be dedicated to the successful operation of the Program and the Parties’ relationship. A Party may change its relationship manager by providing notice to the other Party. Bluestem shall ensure that Bank’s relationship manager shall have reasonable access to Bluestem’s facilities, personnel, files and records to review and examine Bluestem’s compliance with the terms of the Program Documents. To the extent Bluestem retains any subcontractor to provide Processing Services or other services in connection with Accounts owned by the Bank, Bluestem shall use commercially reasonable efforts to provide the Bank’s relationship manager with the same access as Bluestem to each such subcontractor’s facilities, personnel, files and records to review and examine Bluestem’s compliance with the terms of the Program Documents. Bank’s relationship manager shall be permitted to utilize a reasonable system of routine monitoring, sampling, and other review methods by which to evaluate Bluestem’s performance of its obligations and shall be granted reasonable access to those personnel at Bluestem or any subcontractor who can answer questions relating to the Accounts and the Program. Bank’s relationship manager shall have access to audit reports and quality assurance reviews conducted by or on behalf of Bluestem related to the Accounts and the Program. Bluestem’s relationship manager shall coordinate matters related to the Accounts and the Program with Bank’s relationship manager and ensure that Bank’s relationship manager is permitted to undertake the activities contemplated herein. Without regard to any other provisions contained herein, Bluestem agrees to provide Bank’s relationship and Bank’s internal audit staff with electronic access to all Applicant, Borrower, and former Borrower records maintained by Bluestem or any subcontractor. Such access shall be made available on-site at Bluestem, as well as at agreed-upon Bank locations with any installation or ongoing connectivity costs for the Bank to be reimbursed by Bluestem.
(j)	Bluestem shall maintain accurate computer records regarding the Processing Services to be provided in connection with the Accounts and shall allow Bank access to the same, or provide reports produced therefrom, on such regular basis as Bank may reasonably request. Bluestem shall provide Bank with all reports reasonably necessary to demonstrate Bluestem’s adherence to the terms of the Program Documents, performance of the services required by this Agreement, and compliance with all Applicable Laws (collectively, “Management Reports”). Management Reports shall include only data relating to the Program and shall be provided on such regular basis as the Bank may reasonably request. Bluestem shall also provide Bank with data files, to be mutually agreed by the Parties, on a daily basis by 12:00 p.m. Central Time on each Business Day.
(k)	As a means for Bank and Bluestem to assess compliance with the provisions contained in this Agreement, as well as any requirements set forth by any Regulatory Authority, Bank and Bluestem shall develop a performance matrix (“Performance Matrix”) that sets forth the following information:
(1)	Key performance indicators in each major functional area of the Program,
(2)	Mutually-agreed upon acceptable performance ranges for each such indicator,
(3)	Frequency with which such indicator shall be updated, and
(4)	Supporting Management Reports from which the data can be found.
The Parties further agree that they shall cooperate to address and correct any areas identified in the Performance Matrix to be outside of the performance ranges set forth therein.
8.	Settlement with Bluestem.
Bluestem will provide a Funding Statement to Bank by e-mail or as otherwise mutually agreed on each applicable Business Day no later than 12:00 P.M. Central Time, which statement shall detail the Funding Amount for all Accounts that are ready for Settlement by Bank. The Funding Statement shall be substantially in the form of Exhibit H attached hereto. No later than 5:00 P.M.

Central Time on the same Business Day as Bank receives the Funding Statement, but subject to the provisions of the Program Documents, Bank shall transfer by wire transfer in immediately available funds to the Funding Account (the specific account information, which may be amended from time to time, as provided for in Exhibit I attached hereto), the Funding Amount due to Bluestem for the purchase of general merchandise and services reflected on the Funding Statement. Failure to strictly adhere to the times referenced in this paragraph, provided that performance occurs on the same Business Day, or the next Business Day for Bank in the event Bank is unable to perform its obligation to fund on the same Business Day due to Bluestem’s failure to timely provide the Funding Statement, shall not constitute a technical breach of this Agreement.
9.	Debt Waiver.
(a)	At its own cost, Bluestem, on behalf of Bank, will offer and promote a debt waiver product with terms and features approved by Bank, initially as described in Exhibit F attached hereto (“Debt Waiver Product”), and, as amended, modified, or otherwise changed from time to time pursuant to the terms of this Agreement. Bluestem shall administer the Debt Waiver Product in accordance with the Debt Waiver Product Terms and Conditions described in Exhibit G attached hereto, and, as amended, modified, or otherwise changed from time to time pursuant to the terms of this Agreement. Bluestem agrees that it will promptly cancel or suppress, as applicable, any indebtedness of a Borrower under an Account in accordance with the Debt Waiver Product purchased and invoked by such Borrower.
(b)	Bluestem shall collect any amounts owed from Borrowers for the purchase of the Debt Waiver Product (“Debt Waiver Collections”) on behalf of Bank. As compensation for Bluestem’s promotion and administration of the Debt Waiver Product on behalf of Bank, Bank shall pay Bluestem an amount equal to the Debt Waiver Collections collected during the prior calendar month, less the fees retained by Bank in the following amounts: (i) to the extent that the total Debt Waiver Collections in the then-current Program Year are less than [ * ] of such Debt Waiver Collections; (ii) to the extent that the total Debt Waiver Collections in the then-current Program Year are equal to or greater than [ * ] and less than [ * ] of such Debt Waiver Collections; and (iii) to the extent that the total Debt Waiver Collections in the then-current Program Year are equal to or greater than [ * ] of such Debt Waiver Collections (“Debt Waiver Product Fees”).
(c)	The amounts to be paid pursuant to Section 9(b) shall be settled in accordance with this Section 9(c). Not later than the fifth Business Day of each calendar month, Bluestem shall pay to Bank the amount of the Debt Waiver Product Fees with respect to the prior calendar month, and Bluestem may retain for its own account the amount of the Debt Waiver Collections for such prior calendar month that exceed the Debt Waiver Product Fees.
[*]	Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

(d)	Bank will initially offer the Debt Waiver Product to Borrowers residing in all states where the Existing Bank offers a debt waiver product with respect to Existing Accounts, and will also research the permissibility of offering the Debt Waiver Product to Borrowers residing in Alaska, Florida, Massachusetts and Montana.
(e)	Borrowers enrolled in the debt waiver product offered by Existing Bank immediately prior to the transfer of the Existing Accounts to Bank shall be automatically enrolled in the Debt Waiver Product.
10.	Customer Disputes and Refunds. Bluestem shall ensure that all adjustments and/or credits agreed to in resolving disputes with Borrowers who pay for general merchandise and services via an extension of credit on an Account shall promptly be communicated to the Party owning and holding the related Receivable at the time of the adjustment and/or credit. Procedures for applying such adjustments and/or credits to the Account involved shall be mutually agreed upon by the Parties.
11.	Consumer Complaints. Bluestem will maintain a log of all Standard Complaints and Nonstandard Complaints received by Bluestem relating to the Program, which log shall include, at a minimum, the following information: (a) name and address of the complaining party, (b) a brief summary of the complaint, (c) in the case of a third party complaint, name and address of the third party from whom the complaint was received, (d) the date the complaint was received, and (e) a brief summary of the resolution. Such log shall be submitted monthly to Bank or upon Bank’s request. To the extent such complaints are from Borrowers or Applicants and can be responded to using template language, format, or procedures agreed upon by the Parties (“Standard Complaints”), Bluestem shall respond to such complaint within twenty (20) Business Days or such other time periods reasonably established by the Parties. All other complaints relating to the Program, including any consumer complaints filed with a Regulatory Authority or sent by any other party not an Account holder, including, but not limited to, any attorney, state attorney general or the Better Business Bureau, (“Nonstandard Complaints”) shall be reported by Bluestem to the Bank within five (5) Business Days of receipt of such complaint, unless otherwise agreed upon by the Parties. Bank will determine within five business days of receipt of such complaint from Bluestem if the Nonstandard Complaint warrants a Bank response or whether Bluestem may respond to the complaint on both Parties’ behalf. In the event Bank determines that Bluestem may respond on Bank’s behalf, Bluestem shall prepare such response and submit to Bank for prior approval within ten (10) Business Days of Bank’s request or such other time periods reasonably established by the Parties. In the event that the Bank determines that it should respond to a Nonstandard Complaint, Bluestem agrees to provide Bank with the information necessary to respond thoroughly, accurately, and in a timely manner, and Bank agrees to respond within ten (10) days of Bank’s advising Bluestem that Bank will respond. Bank further agrees to allow Bluestem the opportunity to comment on Bank’s proposed response and to send Bluestem a copy of Bank’s response, and agrees that, unless such response is being sent to the OTS (or successor or other Regulatory Authority with jurisdiction over Bank) Bluestem may also provide a separate response, provided that Bluestem allows the Bank the opportunity to comment on Bluestem’s proposed response and sends Bank a copy of Bluestem’s response.

12.	Notice of Actions; Government Communications.
(a)	Actions. Each Party shall notify the other, promptly, but in no event later than five (5) Business Days after becoming aware, of any actual or threatened litigation, investigation, proceeding, or judicial, tax or administrative action by any Regulatory Authority, state attorney general or any other Person which might materially adversely affect such Party’s continuing operations, its indemnity obligations under this Agreement, or its ability to perform its obligations under this Agreement, and each Party shall provide the other Party with all related documentation thereof, unless such Party is prohibited from sharing any such notice or documentation. Each Party shall cooperate in good faith and provide such assistance, at the other Party’s request, to permit the other Party to promptly resolve or address any such actions.
(b)	Government Communications.
(1)	Bluestem will not communicate with, respond to inquiries from, or lobby the OTS (or successor or other Regulatory Authority with jurisdiction over Bank) regarding the Accounts or the Program.
(2)	Except as provided in Section 12(b)(1), any inquiry from a Regulatory Authority having jurisdiction over Bluestem, a member of Congress, a state legislator, or an official of the executive branch of the United States or a state government regarding the Accounts or the Program shall be treated as a Nonstandard Complaint in accordance with the procedures for response set forth in Section 11; provided, however, that Bluestem may respond to such inquiry without following the procedures set forth in Section 11 if the nature and timing of the inquiry do not reasonably allow for such procedures, but Bluestem shall promptly report such inquiry and response to Bank and provide copies of any written materials related thereto, and Bluestem shall state in its response that the response does not represent and is not binding on Bank.
(3)	Except as provided in Section 12(b)(1) and (2), and subject in all cases to Section 18, Bluestem shall provide advance notice to Bank that is reasonable under the circumstances regarding any communications with a Regulatory Authority, a member of Congress, a state legislator, or an official of the executive branch of the United States or a state government regarding the Accounts or the Program; Bluestem shall respond in good faith to any comments by Bank with respect to such communications. Bluestem shall neither state, imply, nor make any statements that would cause a person to reasonably conclude that its communications represent the position of Bank. Bluestem further agrees to notify Bank within a reasonable time after commencement when any lobbying activities it undertakes would (if successful) negatively impact the profitability or continued operation of the Program.
(4)	Representatives of Bluestem and Bank shall meet on a quarterly basis to discuss and coordinate with respect to any then contemplated communications with a Regulatory Authority, a member of Congress, a state legislator, or an official of the executive branch of the United States or a state government regarding the Accounts or the Program.
13.	Representations and Warranties.
(a)	Bank hereby represents and warrants to Bluestem that:
(1)	Bank is a federal savings bank, duly organized, validly existing under the laws of the United States, and Bank has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Receivables Sale Agreement; the execution, delivery and performance of this Agreement and the Receivables Sale Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)	All approvals, authorizations, licenses, registrations, consents, and other actions, notices, and filings that may be required in connection with the execution, delivery, and performance of this Agreement and the Receivables Sale Agreement by Bank, have been obtained (other than those required to be made to or received from Borrowers and Applicants);
(3)	Each of this Agreement and the Receivables Sale Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821 (d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(4)	There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement or the Receivables Sale Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement or the Receivables Sale Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bank, would materially and adversely affect the performance by Bank of its obligations under this Agreement or the Receivables Sale Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Receivables Sale Agreement, or (v) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
(5)	Bank is not Insolvent;
(6)	The execution, delivery and performance of this Agreement and the Receivables Sale Agreement by Bank comply with all laws specifically applicable to Bank’s operations;
(7)	Federal savings banks located in South Dakota, such as Bank, may impose interest charges in connection with extensions of credit to consumers as outlined in Exhibit J to this Agreement;
(8)	The Program is structured in a way such that Bank is located in South Dakota for purposes of the Program, and South Dakota law is the relevant law for purposes of determining permissible interest rates and charges under 12 U.S.C. § 1463(g); and
(9)	Bank shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the OTS, including but not limited to applicable limits on the use, disclosure, storage, and safeguarding of Applicant and Borrower information, and shall maintain reasonable disaster recover protections; provided, however, that Bank’s representation in this Section 13(a)(9) shall not apply to obligations of Bluestem, which are performed on behalf of Bank.
(b)	Bluestem hereby represents and warrants to Bank that:
(1)	Bluestem is a Delaware corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver, and perform its obligations under this Agreement and the Receivables Sale Agreement; the execution, delivery, and performance of this Agreement and the Receivables Sale Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the certificate of incorporation or bylaws of Bluestem, and will not result in a breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Bluestem is a party except such consents as Bluestem shall have received on or prior to the date hereof;
(2)	All approvals, authorizations, consents, and other actions by, notices to, and filings required to be obtained for the execution, delivery, and performance of this Agreement by Bluestem have been obtained, and all approvals, authorizations, consents, and other actions by, notices to, and filings required to be obtained for the execution, delivery, and performance of the Receivables Sale Agreement by Bluestem shall have been obtained;
(3)	Each of this Agreement and the Receivables Sale Agreement constitutes a legal, valid, and binding obligation of Bluestem, enforceable against Bluestem in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)	There are no proceedings or investigations pending or, to the best knowledge of Bluestem, threatened against Bluestem (i) asserting the invalidity of this Agreement or the Receivables Sale Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bluestem pursuant to this Agreement or the Receivables Sale Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of Bluestem, would materially and adversely affect the performance by Bluestem of its obligations under this Agreement or the Receivables Sale Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Receivables Sale Agreement, or (v) that would have a materially adverse financial effect on Bluestem or their operations if resolved adversely to it;
(5)	Bluestem is not Insolvent;
(6)	The execution, delivery and performance of this Agreement and the Receivables Sale Agreement comply with all laws specifically applicable to the business of Bluestem;
(7)	Bluestem shall comply with Title V of the Gramm-Leach-Bliley Act and the implementing regulations of the OTS, including but not limited to applicable limits on the use, disclosure, storage, and safeguarding of Applicant and Borrower information, and shall maintain reasonable disaster recovery protections;

(8)	Except as otherwise disclosed to Bank, neither Bluestem nor, to the actual knowledge of Bluestem’s executive officers, any Principal of Bluestem, has been subject to the following as of the date of this Agreement:
(a)	Any criminal conviction (except minor traffic offenses and other petty offenses);
(b)	Federal or state tax lien;
(c)	Administrative or enforcement proceedings commenced by the Securities and Exchange Commission, any state securities authority, Federal Trade Commission, or any Regulatory Authority; or
(d)	Restraining order, decree, injunction, or judgment entered in any proceeding or lawsuit alleging fraud or deceptive practice on the part of Bluestem or any Principal thereof.
(c)	The representations and warranties of the Parties contained in Sections 13(a) and 13(b), except those representations and warranties contained in subsections 13(a)(4), 13(b)(4), and 13(b)(8), are made continuously throughout the term of this Agreement. In the event that any investigation or proceeding of the nature described in subsections 13(a)(4) and 13(b)(4) is instituted or threatened against a Party, such Party shall promptly notify the other Party of the pending or threatened investigation or proceeding, unless otherwise prohibited by Applicable Law or a Regulatory Authority.
(d)	Bluestem hereby represents and warrants to Bank as of the date of each Funding Statement that:
(1)	For each Account: (i) to the best of Bluestem’s knowledge, all information in the related Application is true and correct; (ii) all required disclosures have been timely and accurately delivered to Applicants and Borrowers in compliance with Applicable Law; (iii) the Account Agreement and all other Account documents are genuine and legally binding and enforceable, conform to the requirements of the Program and were prepared in conformity with the Program Compliance Manual and Applicable Law; (iv) all necessary approvals have been obtained; (v) nothing exists that would prohibit the sale of the related Receivables by Bank to Bluestem; and (vi) no act or omission of Bluestem has caused Bank not to be the sole owner of the Receivable prior to the sale of the Receivable to Bluestem;
(2)	Each Borrower listed on a Funding Statement is eligible for an Account and the requested extension of credit under the Credit

Policy and has signed an Application in writing or electronically or has telephonically applied for financing under the Program; and
(3)	The information in each Funding Statement is true and correct in all material respects.
14.	Other Relationships with Borrowers.
(a)	Subject to Applicable Law, Bluestem shall have the right, at its own expense, to solicit Applicants and/or Borrowers with optional offerings of general merchandise and services from Bluestem and others, and to use Applicant and/or Borrower information for purposes permitted by Applicable Law. Subject to Applicable Law, and its obligations under this Agreement (including, without limitation, Section 2), Bluestem, at its own cost also shall have the right to include inserts, on its own behalf or on behalf of third parties, to billing statements on Accounts (whether in paper or electronic form) and market through messages on such statements; provided, however, that Bank shall have priority for space on the billing statements and in the envelope for matters required by Applicable Laws.
(b)	Bank shall not conduct any marketing of the Program, and shall not use the lists of Applicants and/or Borrowers it may receive pursuant to its participation in the Program for any purposes (or provide such lists to any Person) other than fulfilling its obligations under the Program Documents and shall not market other products or services to such Applicants and/or Borrowers based upon information it receives pursuant to its participation in the Program, other than as mutually agreed upon by the Parties.
(c)	Notwithstanding subsection 14(b), (i) Bank may make solicitations for goods and services to the public, which may include one or more Applicants or Borrowers; provided that Bank does not (A) target such solicitations to specific Applicants and/or Borrowers, or (B) use or permit a third party to use any list of Applicants and/or Borrowers in connection with such solicitations; and (ii) Bank shall not be obligated to redact the names of Applicants and/or Borrowers from marketing lists acquired from third parties (e.g., magazine subscription lists) that Bank uses for solicitations.
(d)	The terms of this Section 14 shall survive the expiration or earlier termination of this Agreement.
15.	Indemnification.
(a)	Bank agrees to indemnify and hold harmless Bluestem and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bluestem Indemnified Parties”) from and against any and all claims, actions, liability, judgments, damages, costs and expenses, including reasonable attorneys’ fees (“Losses”), that may arise from (i) the gross negligence or willful misconduct of Bank or its agents or representatives (other than Bluestem or its agents or assigns) in connection with Bank’s performance of its obligations under this Agreement, (ii) breach of any of Bank’s obligations or undertakings or representations or warranties under the Program Documents (other than any breach resulting from Bluestem’s performance of Bluestem’s obligations under the Program Documents) by Bank or its agents or representatives (other than Bluestem or its agents or assigns), or (iii) violation by Bank or its agents or representatives (other than Bluestem or its agents or assigns) of any of the Applicable Laws.
(b)	Bluestem agrees to indemnify and hold harmless Bank and its Affiliates, and the officers, directors, members, employees, representatives, shareholders, agents and attorneys of such entities (the “Bank Indemnified Parties”) from and against any and all Losses that may arise from (i) the gross negligence or willful misconduct of Bluestem, or its agents or representatives, in connection with Bluestem’s performance of its obligations under this Agreement, (ii) breach of any of Bluestem’s obligations or undertakings or representations or warranties under the Program Documents by Bluestem or its agents or representatives, or (iii) violation by Bluestem or its agents or representatives of any Applicable Laws; (iv) any claim pertaining to the Existing Accounts arising prior to or as a result of the transfer of the Existing Accounts from Existing Bank to Bank, including, but not limited to, (A) the administration, marketing, operation, processing or servicing of the Existing Accounts prior to the transfer of the Existing Accounts from the Existing Bank to Bank, (B) the failure of Existing Bank to perform its obligations under the account transfer agreement between Existing Bank and Bank; or (C) any claim that Bank is a debt collector under the Fair Debt Collection Practices Act or any similar state law with respect to the Existing Accounts.

(c)	The Bluestem Indemnified Parties and the Bank Indemnified Parties are sometimes referred to herein as the “Indemnified Parties”, and Bluestem or Bank, as an indemnitor hereunder, is sometimes referred to herein as the “Indemnifying Party”.

(d)	Any Indemnified Party seeking indemnification hereunder shall promptly notify the Indemnifying Party, in writing, of any notice of the assertion by any third party of any claim or of the commencement by any third party of any legal or regulatory proceeding, arbitration or action, or if the Indemnified Party determines the existence of any such claim or the commencement by any third party of any such legal or regulatory proceeding, arbitration or action, whether or not the same shall have been asserted or initiated, in any case with respect to which the Indemnifying Party is or may be obligated to provide indemnification (an “Indemnifiable Claim”), specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the Loss, provided that failure to promptly give such notice shall only limit the liability of the Indemnifying Party to the extent of the actual prejudice, if any, suffered by such Indemnifying Party as a result of such failure. The Indemnified Party shall provide to the Indemnifying Party as promptly as practicable thereafter information and documentation reasonably requested by such Indemnifying Party to defend against the claim asserted.

(e)	The Indemnifying Party shall have thirty (30) days after receipt of any notification of an Indemnifiable Claim (a “Claim Notice”) to undertake, conduct and control, through counsel of its own choosing, and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith if such cooperation is so requested and the request is reasonable; provided that the Indemnifying Party shall hold the Indemnified Party harmless from all of its out-of-pocket expenses, including reasonable attorneys’ fees, incurred in connection with the Indemnified Party’s cooperation. If the Indemnifying Party assumes responsibility for the settlement or defense of any such claim, (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld); provided that, other than in the event of a conflict of interest requiring the retention of separate counsel, the fees and expenses of such counsel shall not be borne by the Indemnifying Party; and (ii) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent, which consent shall not be unreasonably withheld or delayed for any reason if the settlement involves only the payment of money, and which consent may be withheld for any reason if the settlement involves more than the payment of money, including any admission by the Indemnified Party. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(f)	If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, or if the Indemnifying Party fails to contest vigorously any such Indemnifiable Claim, the Indemnified Party shall have the right, upon notice to the Indemnifying Party, to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim. No action taken by the Indemnified Party pursuant to this paragraph (f) shall deprive the Indemnified Party of its rights to indemnification pursuant to this Section 15.

(g)	The terms of this Section 15 shall survive the expiration or earlier termination of this Agreement.

16.	Limitation of Liability.
(a)	No Special Damages. No Party shall be liable to any other Party for any special, indirect, incidental, consequential, punitive or exemplary damages, including, but not limited to, lost profits, even if such Party has knowledge of the possibility of such damages; provided, however, that the limitations set forth in this Section shall not apply to or in any way limit the obligations of a Party to indemnify another Party for third party claims which are otherwise covered by the indemnity obligations under this Agreement.

(b)	Disclaimers of Warranties. The Parties specifically disclaim all warranties of any kind, express or implied, arising out of or related to this Agreement, including without limitation, any warranty of marketability, fitness for a particular purpose or non-infringement, each of which is hereby excluded by agreement of the Parties.

(c)	The terms of this Section 16 shall survive the expiration or earlier termination of this Agreement.
17.	Term and Termination.
(a)	This Agreement shall take effect on the Effective Date and continue through January 13, 2015 (the “Initial Term”) and shall renew automatically for successive additional terms of one (1) year each (each a “Renewal Term”), unless Bluestem notifies Bank of non-renewal at least one hundred and twenty (120) days prior to the end of the Initial Term or any Renewal Term or Bank notifies Bluestem of non-renewal at least one hundred and eighty (180) days prior to the end of the Initial Term or any Renewal Term (together, the “Term”). This Agreement shall terminate immediately upon the effectiveness of any termination or expiration of the Receivables Sale Agreement.

(b)	(1) Upon the expiration of eighteen (18) months after Bank’s origination of the first Account, Bluestem shall have the right to terminate this Agreement upon one hundred and eighty (180) days’ prior written notice to Bank if:
(i)	Bank has exercised rights pursuant to Section 6(a) that: (A) materially impact the ongoing profitability for Bluestem of its performance under the Program Documents, and (B) after a consultation period of sixty (60) days, the Parties are unable to negotiate a commercially reasonable alternative approach to any modifications made by Bank that would mitigate the effect on Bluestem’s profitability;

(ii)	Bluestem has determined that it is technologically or operationally necessary to transfer all Accounts to another issuing bank for the integrity of administering and servicing the Program; and

(iii)	Bluestem pays to Bank, upon the effectiveness of such termination, an amount equal to the product of (A) the average monthly compensation earned by Bank under the Program Documents for the twelve (12) month period preceding the first day of the calendar month in which Bluestem provides notification of termination pursuant to this Section 17(b)(1), multiplied by (B) (x) nine (9), if Bluestem provides such notification no later than twenty-four months after Bank’s origination of the first Account, or (y) six (6), if Bluestem provides such notification more than twenty-four (24) months but less than thirty-two (32) months after Bank’s origination of the first Account, or (z) zero (0), if Bluestem provides such notification thirty-two (32) months or more after Bank’s origination of the first Account.
(2) Bluestem shall have the right to terminate this Agreement on thirty (30) days’ prior written notice to Bank if any Regulatory Authority determines that Bank is prohibited from offering deferred interest/’no payment’ offers in connection with the Program and such determination is likely to cause a negative financial impact to the Program; provided that (i) Bank and Bluestem have first met and considered in good faith for a period of thirty (30) days any modifications to the Program that may eliminate such negative financial impact and Bluestem has determined in good faith that such modifications are not feasible; and (ii) Bluestem has identified another issuing bank that is permitted to offer deferred offers/’no payment’ offers on terms Bank is unable to offer and such terms, including the compensation payable to Bluestem, are more advantageous to Bluestem in totality than the terms Bank is able to offer.
(c)	A Party shall have a right to terminate this Agreement immediately upon written notice to the other Party and upon written notice to the Administrative Agent in any of the following circumstances:
(1)	any financial statement, certificate, representation or warranty furnished by the other Party in the Program Documents shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;

(2)	the other Party shall default in the performance of any obligation or undertaking under the Program Documents and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party; provided, however, that either Party, in its sole discretion, may terminate this Agreement without such a cure period if the default pertains to a material failure and substantially similar failures (for which notices of default have been provided) have occurred two (2) or more times in any rolling twelve (12) month period;

(3)	the other Party shall default on any obligation to make a payment to the terminating Party as provided in Sections 8 or 9 hereof and such default remains uncured for more than two (2) Business Days after the terminating Party provides the defaulting Party notice of such default;

(4)	the other Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(5)	an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against the other Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property; or an order for relief shall be entered against either Party under the federal bankruptcy laws as now or hereafter in effect;

(6)	there is a material adverse change in the financial condition of Bluestem (in the case of a termination by the Bank);

(7)	there is a material adverse change in the financial condition of the Bank (in the case of a termination by Bluestem) in one of the following respects that remains uncured for a period of ninety (90) days (or such shorter period during which a Regulatory Authority requires Bank to cure such matter): (i) Bank’s risk-based capital ratio falling below ten percent (10%); (ii) Bank’s Tier 1 risk-based capital ratio falling below six percent (6%); (iii) Bank’s leverage ratio falling below five percent (5%); or (iv) Bank being subject to any written agreement, order, capital directive, or prompt corrective action relating to capital issued by the OTS; Bank shall provide written notice to Bluestem within five (5) Business Days of the occurrence of any such material adverse change, and the terms “total risk-based capital ratio,” “Tier 1 risk-based capital ratio,” and “leverage ratio” shall have the meanings set forth in the OTS’s Capital Maintenance Regulations, 12 C.F.R. pt. 567; or

(8)	as permitted by Section 34.
(d)	Upon termination of the Agreement by Bluestem pursuant to Section 17(b) or (c), and upon termination of the Agreement by Bank pursuant to Section 17(c)(8), at the written request of Bluestem, Bank shall continue to operate the Program for up to one hundred and eighty (180) days following receipt of Bluestem’s written notice of termination, so long as both Parties continue to perform their respective obligations under the Program Documents during the period contemplated in this Section 17(d) and provided that such arrangement is not in violation of Applicable Law and does not cause Bank to operate in an unsafe or unsound manner; provided, that Bank may terminate its continuing operation of the Program if Bluestem does not demonstrate, within one hundred and twenty (120) days after providing notice of termination, that it is in active negotiations with another financial institution to offer a successor program. After the passage of one hundred and eighty (180) days following receipt of Bluestem’s written notice of termination, to the extent Bank is still operating the Program, Bank may take any action it reasonably deems necessary with respect to the Accounts, including but not limited to, canceling Accounts and terminating charging privileges.

(e)	The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination. To secure the obligations of Bank to perform under the Program Documents, Bank hereby grants to Bluestem a security interest in all Accounts and all Account Agreements. In the event Bluestem validly terminates this Agreement, Bluestem may exercise all rights and remedies under the Program Documents and under any applicable law; provided, however, that the security interest granted in this Section may be enforced only in the event that Bluestem validly terminates this Agreement for one or more of the events set forth in Section 17(c). No termination nor rejection or failure to assume the executory obligations of this Agreement in the bankruptcy or receivership of either Party shall be deemed to impair or affect the obligations pertaining to any executed obligations, including, without limitation, pre-termination breaches of representations and warranties by either Party and pertaining to the obligations that expressly survive termination of this Agreement.

(f)	Upon expiration or termination of this Agreement, and without limiting the terms of Section 17(d), Bank shall cooperate reasonably and in good faith with Bluestem with respect to transitioning Bank’s responsibilities under the Program to a successor designated by Bluestem (the “Successor”). Such cooperation shall include (but is not limited to) the following:
(1)	Bank shall share with the Successor all information sufficient to allow the Successor to establish quickly a successor debt waiver program; and

(2)	Bank shall allow Bluestem to continue to utilize servicing and collection stock that includes the Bank’s name or marks for a period of time after the Successor is in place, and shall allow materials (such as catalogs) in process to be used, provided that (i) an appropriate disclosure is made concerning the existence of the Successor, which disclosure shall be subject to review and approval by Bank, and (ii) Bluestem indemnifies Bank against any and all liabilities from the use of such materials.
(g)	The terms of this Sections 17(d), (e), (f) and (g)shall survive the expiration or earlier termination of this Agreement.
18. Confidentiality.
(a)	Each Party agrees that Confidential Information of the other Party shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws, a Regulatory Authority or legal process, neither Party (the “Restricted Party”) shall disclose Confidential Information of the other Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), (ii) to the Restricted Party’s auditors, accountants and other professional advisors, (iii) to the Administrative Agent, Bluestem’s other financing sources and Bluestem, and (iv) to any other third party as mutually agreed by the Parties.

(b)	A Party’s Confidential Information shall not include information that:
(1)	is generally available to the public;

(2)	has become publicly known, without fault on the part of the Party who now seeks to disclose such information (the “Disclosing Party”), subsequent to the Disclosing Party acquiring the information;

(3)	was otherwise known by, or available to, the Disclosing Party prior to entering into this Agreement; or

(4)	becomes available to the Disclosing Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Disclosing Party to be bound by a confidentiality agreement with the non-Disclosing Party or otherwise prohibited from transmitting the information to the Disclosing Party.
(c)	Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals, and delete any digitally or optically stored versions of Confidential Information of the other Party; provided, however, that each Party may maintain in its possession all such Confidential Information required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.

(d)	Each Party shall require its subcontractors having access to Confidential Information to agree in writing to be bound by the provisions of this Section 18 prior to disclosure of any Confidential Information to such subcontractors. Such Party shall keep and maintain such protective agreements and shall promptly provide the other Party with copies thereof upon request. Such permissible disclosure shall not relieve the Disclosing Party of liability for such disclosure.

(e)	In the event that a Restricted Party is requested or required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any Confidential Information of the other Party, the Restricted Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the other Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the other Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own confidential information.

(f)	Nothing in this Section 18 shall restrict or prohibit Bluestem from using Customer Information in any manner permitted by Section 14.

(g)	The terms of this Section 18 shall survive the expiration or earlier termination of this Agreement.
19.	Proprietary Materials.
(a)	Each Party (“Licensing Party”) hereby provides the other Party (“Licensee”) with a non-exclusive, non-transferable, revocable limited license to use and reproduce the Licensing Party’s name, logo, registered trademarks and service marks (“Proprietary Material”) in the forms and formats approved by the Licensing Party on the Applications, Account Agreements, marketing materials, and otherwise in connection with the fulfillment of Licensee’s obligations under the Program Documents; provided, however, that (i) Licensee shall at all times comply with written instructions provided by Licensing Party regarding the use of its Proprietary Material, and (ii) Licensee acknowledges that, except as specifically provided in this Agreement, it will require no interest in Licensing

Party’s Proprietary Material, including without limitation, any and all goodwill arising from the Licensee’s use of the Licensing Party’s Proprietary Material, which shall inure solely to the Licensing Party. Upon termination of this Agreement, Licensee will cease using Licensing Party’s Proprietary Material.

(b)	No Licensee shall use the Licensing Party’s Proprietary Material for any purpose other than as set forth in Section 19(a) above whatsoever without the prior written consent, in each instance, of the Licensing Party. Further, no Licensee shall at any time adopt or use, without the Licensing Party’s prior written consent, any variation of Licensing Party’s Proprietary Material, including translations, or any mark likely to be similar to or confusing with any of the Licensing Party’s Proprietary Material. In the event that Licensing Party consents to any variation of Licensing Party’s Proprietary Material, the Licensee hereby agrees that Licensing Party shall own such new mark and shall, at Licensee’s cost and expense, file and obtain in Licensing Party’s name all United States and international trademark registrations.
20.	Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between Bank and Bluestem.

21.	Expenses.
(a)	Except as otherwise provided in this Agreement, the Parties shall pay their own expenses (including, without limitation, the fees and expenses of their own agents, representatives, counsel, and accountants) incidental to the preparation and performance of this Agreement. Each Party shall further be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement and for compliance with all filing, registration and other requirements with regard thereto.

(b)	Allocation of Costs for Program. As between the Parties, any and all costs and expenses (excluding the Bank’s internal administrative expenses and legal fees and those expenses Bank has specifically agreed to pay under this Agreement) related to the Program shall be paid by Bluestem as part of its obligation to administer, market and service the Accounts; such costs and expenses include, without limitation, costs of preparing, printing, storing any mailing any Consumer Finance Materials and Marketing Materials, billing statements, adverse action notices, collection notices, and any other materials relating to the Program; costs of any subcontractor retained by Bluestem in connection with the Program; and costs of obtaining credit reports, delivering adverse action notices, processing and completing Account documentation and closing credit extensions (including all attorney costs and filings fees and any taxes, except Bank’s income taxes).

(c)	Costs and Expenses Paid by Bank. Except as otherwise provided in this Agreement, Bank shall be solely responsible for all fines, penalties and other amounts assessed by any Regulatory Authority due to any act, omission, or failure of Bank or any agents retained by Bank (other than Bluestem and its agents) to perform any of Bank’s obligations under this Agreement; provided, it is understood that approval, acquiescence or failure by Bank or its agents to reject any proposal, action, or activity by Bluestem shall not relieve Bluestem of any obligation under this Agreement.

(d)	Costs and Expenses Paid by Bluestem. In addition to any expenses specifically set forth elsewhere in this Agreement, Bluestem shall be solely responsible for the following:
(i)	All expenses associated with Borrowers or third party fraud.

(ii)	All fines, penalties, reimbursements, and other amounts assessed by any Regulatory Authority due to Bluestem’s actions, inactions, or omissions or the actions, inactions or omissions of any third party retained by Bluestem.

(iii)	A fee not to exceed $1,500 annually to Bank to offset the expenses for conducting such inspections and audits as described in Section 23.

(iv)	All reasonable third-party expenses associated with completing a due diligence review for any third party outsource vendor relationships contemplated in this Agreement
22.	Examination. Each Party agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over the other Party, during regular business hours and upon reasonable prior notice, and to otherwise provide reasonable cooperation to the other Party in responding to such Regulatory Authorities’ inquiries and requests relating to the Program.

23.	Inspection. Each Party, upon reasonable prior notice from the other Party, agrees to submit to an inspection of its books, records, accounts, personnel, and facilities relevant to the Program, from time to time, during regular business hours subject, in the case of Bank, to the duty of confidentiality it owes to its customers and banking secrecy and confidentiality requirements otherwise applicable under Applicable Laws. Except as otherwise set forth in this Agreement, all expenses of inspection shall be borne by the Party conducting the inspection. Bluestem shall store all Records related to the Accounts, the Receivables and the Program and shall make such Records available during any inspection by Bank or its designee for such period as required by Applicable Law. Bluestem further agrees to provide timely and thorough responses to any findings resulting from inspections, audits, reviews, assessments, and the like conducted by Bank or a third party on behalf of Bank.

24.	Cooperation. Each Party hereto agrees to cooperate fully with the other Party hereto in furnishing any information or performing any action reasonably requested by such Party that is needed by the requesting Party to perform its obligations under this Agreement or to comply with Applicable or any request from a Regulatory Authority.

25.	Governing Law; Waiver of Jury Trial. The Parties acknowledge that Bank, as a federal savings bank, is regulated by the OTS, and is therefore subject to federal law, and entitled to preemption from state laws to the fullest extent permitted by law. In any matters not so preempted (if any), this Agreement shall be interpreted and construed in accordance with the laws of the State of Iowa, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws. THE PARTIES HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER. The terms of this Section 25 shall survive the expiration or earlier termination of this Agreement.

26.	Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

27.	Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns. Neither Party shall be entitled to assign or transfer any interest under this Agreement without the prior written consent of the other Party, except that Bank may assign this Agreement or any of its rights or obligations arising hereunder to the surviving entity in a merger, sale, acquisition, or consolidation in which it participates. No assignment under this Section 27 shall relieve a Party of its obligations under this Agreement. Notwithstanding the foregoing, Bank hereby acknowledges and consents to (i) the sale, transfer and assignment by Bluestem of all of its right, title and interest (but excluding all obligations, including, without limitation, Bluestem’s obligations under Section 37 hereof) in, to and under the Receivables, the Account Agreements and the Program Documents, whether now existing or hereafter acquired (the “Assigned Interests”), pursuant to the Receivables Purchase Agreement (“RPA”), dated as of August 20, 2010 between Bluestem and Fingerhut Receivables I, LLC (“Fingerhut Receivables”), as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof, and (ii) in connection with the Credit Agreement (“Credit Agreement”) dated as of August 20, 2010 by and among Goldman Sachs Bank USA, as administrative agent (in such capacity, and including any successor thereto, the “Administrative Agent”), collateral agent (in such capacity, and including any successor thereto, the “Collateral Agent”), joint lead arranger, joint bookrunner, syndication agent and documentation agent and J.P. Morgan Securities Inc., as joint lead arranger and joint bookrunner, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof and the grant of a security interest by Fingerhut Receivables in all of its right, title and interest in the

Assigned Interests to the Collateral Agent, and the enforcement of such security interest by the Collateral Agent, in each case, pursuant to the Security Agreement (the “Security Agreement”) dated as of August 20, 2010 between Collateral Agent and Fingerhut Receivables, as the same may be amended, supplemented or otherwise modified, or refinanced, restated or replaced (with the same or different financing sources), from time to time in accordance with the terms thereof. Bank hereby further acknowledges and consents to the exercise of the rights, title and interest in the Assigned Interests directly by Fingerhut Receivables to the extent permitted by the RPA, and by the Collateral Agent to the extent permitted by the Security Agreement.

28.	Third Party Beneficiaries. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person; provided, however, (i) Fingerhut Receivables, (ii) the Administrative Agent and (iii) Collateral Agent (collectively, the “Third Party Beneficiaries”) shall each be a third party beneficiary of this Agreement.

29.	Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (i) on the day delivered, if delivered by hand; (ii) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (iii) three (3) business days after the date of mailing to the other Party, if mailed first-class postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:

Two Copies to Bank:	MetaBank d/b/a Meta Payment Systems
Attn: General Counsel and SVP of Credit
5501 S. Broadband Lane
Sioux Falls, SD 57108
Facsimile: 605-977-7501

To Bluestem:	Bluestem Brands, Inc.
Attn: SVP and Chief Credit Officer
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916
Facsimile: (952) 656-4117

With copies to:	Bluestem Brands, Inc.
Attn: General Counsel
6509 Flying Cloud Drive
Eden Prairie, MN 55344
Telephone: (952) 656-3916
Facsimile: (952) 933-4117

Goldman Sachs Bank USA
Attn: Account Manager
6011 Connection Drive
Irving, Texas 75039
Telephone: (972) 368-5099
Facsimile: (972) 368-5090

30.	Amendment and Waiver. This Agreement may be amended only by a written instrument signed by each of the Parties and with the written consent of each of the Third Party Beneficiaries. The failure of a Party to require the performance of any term of this Agreement or the waiver by a Party of any default under this Agreement shall not prevent a subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced.

31.	Entire Agreement. The Program Documents, including exhibits, constitute the entire agreement between the Parties with respect to the subject matter thereof, and supersede any prior or contemporaneous negotiations or oral or written agreements with regard to the same subject matter.

32.	Counterparts. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different Parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

33.	Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against either Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.

34.	Agreement Subject to Applicable Laws. If (a) either Party has been advised by legal counsel of a change in Applicable Laws or any judicial decision of a court having jurisdiction over such Party or any interpretation of a Regulatory Authority that, in the view of such legal counsel, would have a materially adverse effect on the Program, the rights or obligations of such Party under this Agreement or the financial condition of such Party; (b) either Party shall receive a lawful written request of any Regulatory Authority having jurisdiction over such Party, including any letter or directive of any kind from any such Regulatory Authority, that prohibits or restricts such Party from carrying out its obligations under this Agreement; (c) either Party has been advised by legal counsel that there is a material risk that such Party’s or the other Party’s continued performance under this Agreement would violate Applicable Laws; (d) any Regulatory Authority shall have determined and notified either Party that the arrangement between the Parties contemplated by the Program Documents constitutes an unsafe or unsound banking practice or is in violation of Applicable Law; or (e) a Regulatory Authority has commenced an investigation or action against a Party which the other Party, in its reasonable judgment, determines threatens such Party’s ability to perform its obligations under the Program Documents, then, in each case, the Parties shall meet and consider in good faith any modifications, changes or additions to the Program or the Program

Documents that may be necessary to eliminate such result. Notwithstanding any other provision of the Program Documents, including Section 17 hereof, if the Parties are unable to reach agreement regarding modifications, changes or additions to the Program or the Program Documents within ten (10) Business Days after the Parties initially meet, either Party may terminate this Agreement upon thirty (30) days prior written notice to the other Party and without payment of a termination fee or other penalty. A Party shall be able to suspend performance of its obligations under this Agreement, or require the other Party to suspend its performance of its obligations under this Agreement, if (i) any event described in subsection 34(b) above occurs and (ii) such Party reasonably determines that continued performance hereunder may result in a fine, penalty or other sanction being imposed by the applicable Regulatory Authority, or in material civil liability, unless with regards to civil liability, the other Party agrees to indemnify the Party. For the avoidance of doubt, nothing in this Section 34 shall obligate a Party to disclose, share, or discuss any information to the extent prohibited by Applicable Law or a Regulatory Authority.

35.	Force Majeure. If any Party shall be unable to carry out the whole or any part of its obligations under this Agreement by reason of a Force Majeure Event, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of the inability so caused, except that should such inability not be remedied within thirty (30) days after the date of such cause, the Party not so affected may at any time after the expiration of such thirty (30) day period, during the continuance of such inability, terminate this Agreement on giving written notice to the other Party. A “Force Majeure Event” as used in this Agreement shall mean an unanticipated event that is not reasonably within the control of the affected Party or its subcontractors (including, but not limited to, acts of God, acts of governmental authorities, strikes, war, terrorist attacks, riot and any other causes of such nature), and which by exercise of reasonable due diligence, such affected Party or its subcontractors could not reasonably have been expected to avoid, overcome or obtain, or cause to be obtained, a commercially reasonable substitute therefore. No Party shall be relieved of its obligations hereunder if its failure of performance is due to removable or remediable causes which such Party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either Party rendered unable to fulfill any of its obligations under this Agreement by reason of a Force Majeure Event shall give prompt notice of such fact to the other Party, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

36.	Insurance. Bluestem agrees to maintain insurance coverages on the terms and conditions specified in Exhibit K at all times during the Term.

37.	Compliance with Applicable Laws; Program Compliance Manual. Bluestem shall comply with Applicable Laws and the Program Compliance Manual in its performance of this Agreement, including Account solicitation, Application processing and the preparation of Account Agreements and other Account-related documents. A copy of the Program Compliance Manual is attached hereto as Exhibit E. Bank shall comply with Applicable Laws specifically regarding its operations in its performance of this Agreement.

38.	Headings. Captions and headings in this Agreement are for convenience only and are not to be deemed part of this Agreement.

39.	Updates to Exhibit J. Bank shall promptly notify Bluestem of any changes in South Dakota law pertaining to usury limitations or the exportation of interest rates or federal laws pertaining to the exportation of interest rates that would cause Exhibit J to be inaccurate.

40.	Privacy Law/Gramm-Leach Bliley Act Compliance. Subject to Applicable Laws, including the GLBA, each of Bank and Bluestem shall comply with its respective privacy policy, which have been agreed upon by both Parties with respect to Applicants and Borrowers. Bluestem shall be responsible for providing Applicants and Borrowers with all required privacy disclosures on behalf of Bank. Each Party agrees to implement and maintain appropriate measures to safeguard Customer Information in compliance with Section 501(b) of the GLBA and the Interagency Guidelines Establishing Information Security Standards.

41.	Data Security and Business Continuity.
(a)	Data Security.
(1)	Bluestem shall maintain, at its sole cost and expense, the information systems necessary to perform its obligations under this Agreement in a safe, sound, and compliant manner and reasonably secure all Confidential Information. Specifically, Bluestem shall meet the following requirements with respect to data security:
(i)	Bluestem shall meet and maintain compliance with the PCI Security Standards Council’s PCI Data Security Standard (“PCI DSS”) no later than March 31, 2010, and shall promptly provide to Bank a certification of compliance upon completion;

(ii)	By September 30, 2010, Bluestem shall retain a reputable independent auditor (“Third Party Auditor”) to perform an industry-standard audit of the information technology controls maintained by Bluestem relating to the Program, and shall promptly provide to Bank and copy of the Third Party Auditor’s report(s) for such audits upon completion;

(iii)	By September 30, 2011, Bluestem shall retain a Third Party Auditor to perform an industry-standard testing of the information technology controls maintained by Bluestem relating to the Program, and shall promptly provide to Bank a copy of the Third Party Auditor’s report(s) for such audit(s) upon completion;

(iv)	Prior to commencing the audit or testing contemplated by Section 41(a)(1)(ii) or 41(a)(1)(iii), respectively, Bluestem shall provide reasonable advance notice to Bank of the intended scope of the audit or testing, and provide Bank an opportunity to comment on such intended scope; and

(v)	Bluestem’s information technology controls shall thereafter be reviewed and tested annually by an independent third party, the audit results of which shall be reported promptly to Bank.
(2)	Each Party shall promptly disclose to the other any breaches in physical, electronic or data security with respect to such Party’s operations or the services it provides hereunder or databases or information maintained by such Party, or a subcontractor, with respect to Accounts that result in unauthorized intrusions that may have a material adverse effect on the Program or Borrowers. A Party shall report to the other Party when any such material intrusion has occurred, the estimated effect of the intrusion on the Program or Borrowers, and the specific corrective actions taken or planned to be taken. In addition, each Party agrees that it will not make material changes to its security procedures and the requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of databases and information maintained with respect to the Program, Accounts and Borrowers without the prior written consent of the other Party.
(b)	Business Continuity. Bluestem shall, while this Agreement is in effect, prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the activities of and the obligations to be performed by Bluestem hereunder. Bluestem shall ensure that such plans are sufficient to enable Bluestem to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of Bluestem’s facilities or operations, utility or communication failures, or similar interruption in the operations of Bluestem or the operations of a third party which in turn materially affect the operations of Bluestem. Bluestem shall make available to Bank copies of all such disaster recovery, business resumption, and contingency plans and shall make available to Bank copies of any changes thereto. Bluestem shall periodically test such disaster recovery, business resumption, and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of Bluestem and its obligations hereunder and shall promptly provide Bank with results of any such tests. Bank acknowledges that Bluestem intends to revise its disaster recovery plans in 2010, and that the requirement to provide and test such plans shall be implemented upon such revisions.

Bluestem shall promptly provide written notice to Bank of the occurrence of any changes or disruptions in the equipment, facilities, systems, staffing, or other arrangements or contracts with third parties which may in any material respect have the effect of impairing, disrupting, or preventing the timely and full performance by Bluestem of its obligations under this Agreement.

(c)	To the extent appropriate, Bluestem shall be responsible for ensuring that any subcontractor retained by Bluestem to perform Processing Services in connection with this Agreement complies with the requirements set forth in this Section.
42.	Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by either ACH or wire transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall fail to make any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.

43.	Referrals. Neither Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of such person’s services rendered in connection with this Agreement that would give rise to any valid claim against the other Party for any commission, finder’s fee or like payment.

44.	Financial Information to be Provided. During the term of this Agreement, Bank will make available to Bluestem via the internet (i) its Thrift Financial Report (www.fdic.gov); and (ii) complete and correct copies of its balance sheets and related statements of income and cash flow (www.metacash.com). During the term of this Agreement, Bluestem agrees to provide Bank with unaudited quarterly financial statements within forty-five (45) days following the end of each calendar quarter, which shall include, at a minimum, a balance sheet, income statement and cash flow statement in such detail reasonably acceptable to Bank and certified by Bluestem’s Treasurer or Chief Financial Officer, and audited annual financial statements within one hundred twenty (120) days after the end of Bluestem’s fiscal year (or such longer period during which Bluestem’s principal third-party creditors may permit it to provide its audited annual financial statements; provided that Bluestem provided advance notice of such delay to Bank that is reasonable under the circumstances), which shall include, at a minimum, a balance sheet, income statement, and cash flow statement, in such detail reasonably acceptable to Bank and prepared by an independent certified public accountant in accordance with generally accepted accounting principles.

45.	Subcontractors.
(a)	Bluestem may from time to time retain the services of one or more subcontractors to perform some or all of the services Bluestem has agreed to perform pursuant to this Agreement.

(b)	Bluestem shall be responsible for obtaining a written agreement with all subcontractors for the rendering of such services and shall be responsible for all fees and expenses of each subcontractor. Such written agreements shall be available to Bank for review upon its request. Bank may require Bluestem to terminate or replace any subcontractor in the event Bank or a Regulatory Authority determines that such subcontractor’s performance violates Applicable Law.
(c)	Bluestem shall obtain Bank’s prior written consent, which consent shall not be unreasonably withheld, prior to retaining any subcontractors to perform critical services in connection with the Program (“Program Critical Subcontractors”). Such critical services shall include application of Bank’s Credit Policy to incoming applications, Office of Foreign Assets Control screening, set-up, activation and maintenance of Accounts, transaction authorization, transaction processing, payment processing, Account data entry, statement preparation and issuance, Borrower dispute resolution, security and fraud control, customer service support, collection, credit bureau reporting, and data warehousing, as well as any other services requiring a subcontractor’s access to Customer Information. Bank acknowledges that Bluestem may be or is contracting with those subcontractors identified on Exhibit L attached hereto and incorporated herein by this reference. Bank and Bluestem agree that those subcontractors listed on Exhibit L identified with an asterisk (“*”) are considered Program Critical Subcontractors. Bluestem shall notify Bank in writing of any changes to the list of Program Critical Subcontractors listed in Exhibit L at least ten (10) days prior to entering into a contractual relationship with a new Program Critical Subcontractor and at least twenty (20) days prior to providing notice of termination of any contractual relationship with any Program Critical Subcontractor. Bluestem shall not enter into any forbearance agreement with any Program Critical Subcontractor, and shall notify Bank in writing of any proposed material change in scope or terms of any written agreement with any Program Critical Subcontractor. Bluestem shall update the list of all other subcontractors identified on Exhibit L at least semi-annually.

(d)	Bluestem shall remain liable for any services performed by any subcontractors. Bluestem shall make commercially reasonable efforts to include provisions in any new agreement with a Program Critical Subcontractor requiring the Program Critical Subcontractor to allow Bank and any Regulatory Authority having jurisdiction over Bank to audit, inspect, and review their facilities, personnel, files and records insofar as they relate to the Accounts or the Program. With respect to existing Program Critical Subcontractors, Bluestem shall use its commercially reasonable efforts to procure such audit and inspection rights in the event required by Bank or its Regulatory Authority, and Bluestem shall take those measures reasonably required to honor the requirement of any such audit, inspection or review. Any audit, inspection, or review as provided hereunder shall be on terms reasonably acceptable to the applicable subcontractor, including advance notice, respecting the operating hours and confidentiality, and such other reasonable terms established of the subcontractor. Bluestem shall use commercially reasonable efforts to include provisions in any agreement with any other subcontractor requiring the subcontractor to allow Bank and any Regulatory Authority having jurisdiction over Bank to audit, inspect, and review their facilities, personnel, files and records insofar as they relate to the Accounts or the Program.
46.	Additional Programs. Bank will provide resources to Bluestem and cooperate with Bluestem to evaluate offering a Bluestem-branded prepaid card targeted to customers who were ineligible for the Program. The Parties also agree to negotiate in good faith for Bank to serve as a backup issuer for the Gettington credit offering marketed by Bluestem, on commercially reasonable terms and subject to Bank’s risk evaluation.

47.	Closed-End Program.
(a)	Upon request of Bluestem, and subject to review and approval by Bank of (i) related Marketing Materials and Marketing Activities pursuant to Section 2(b) and (ii) related Consumer Finance Materials pursuant to Section 6(a), Bank shall offer Installment Loans.

(b)	The Debt Waiver Product shall not be available to borrowers of Installment Loans.

(c)	In accordance with the terms of the Installment Loans, and subject to the Credit Policy and this Agreement, Bank shall issue an Open-End Account to each Borrower who has timely paid his or her Installment Loan with no late payments.

IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date set forth above.

METABANK		BLUESTEM BRANDS, INC.

By: Name:	/s/ John Hagy John Hagy	By: Name:	/s/ Mark P. Wagener Mark P. Wagener
Title:	CLO	Title:	Executive Vice President

Schedule 1
Definitions
(a)	“ACH” means the Automated Clearinghouse.
(b)	“Account” means, collectively, the Open-End Accounts and Installment Loans issued by Bank pursuant to the Program. “Account Advance” means an advance by Bank to a Borrower from an Account pursuant to the Program.
(c)	“Account Advance” means an advance by Bank to a Borrower from an Account pursuant to the Program.
(d)	“Account Agreement” means the agreement between a Borrower and the Bank containing the terms and conditions of an Account, including all disclosures required by Applicable Law.
(e)	“Administrative Agent” shall have the meaning set forth in Section 27.
(f)	“Affiliate” means, with respect to a Party, a Person who directly or indirectly controls, is controlled by or is under common control with the Party. For the purpose of this definition, the term “control” (including with correlative meanings, the terms controlling, controlled by and under common control with) means the power to direct the management or policies of such Person, directly or indirectly, through the ownership of twenty-five percent (25%) or more of a class of voting securities of such Person.
(g)	“Applicable Laws” means all federal, state and local laws, statutes, regulations and orders applicable to a Party or relating to or affecting any aspect of the Program, and all publicly available rules, orders, memoranda of understanding, formal and informal guidance, directives and decrees of all governmental authorities (including without limitation federal, state and local governments, governmental agencies and quasi-governmental agencies and Regulatory Authorities) including, without limitation, Section 218 of the OTS Examination Manual (including, but not limited to, those provisions of the Truth in Lending Act, Regulation Z and the Credit CARD Act of 2009 pertaining to consumer credit cards), as any of the foregoing may be amended, supplemented, replaced or otherwise modified from time to time.
(h)	“Applicant” means an individual who requests an Account from Bank.
(i)	“Application” means any request from an Applicant for an Account in the form required by Bank.
(j)	“Assigned Interests” shall have the meaning set forth in Section 27.

(k)	“Bank” shall have the meaning set forth in the introductory paragraph of this Agreement.
(l)	“Bank Indemnified Parties” shall have the meaning set forth in Section 15(b).
(m)	“Bluestem Indemnified Parties” shall have the meaning set forth in Section 15(a)
(n)	“Borrower” means an Applicant for whom Bank has established an Account and/or any Person who is liable, jointly or severally, for amounts owing with respect to an Account.
(o)	“Business Day” means any day, other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions in the State of South Dakota are authorized or obligated by law or executive order to be closed.
(p)	“Claim Notice” shall have the meaning set forth in Section 15(e).
(q)	“Closed-End Program” means the closed-end installment loan program to be offered by Bank to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.
(r)	“Collateral Agent” shall have the meaning set forth in Section 27.
(s)	“Confidential Information” means the Program Documents, Customer Information, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that the Disclosing Party discloses to the Restricted Party or to which the Restricted Party obtains access in connection with the negotiation and performance of this Agreement.
(t)	“Consumer Finance Materials” shall have the meaning set forth in Section 5.
(u)	“Credit Agreement” shall have the meaning set forth in Section 27.
(v)	“Credit Policy” means the minimum requirements of income, residency, employment history, credit history, and/or other such considerations that Bank uses to approve or deny an Application and to authorize the establishment of an Account or an extension of credit thereunder.
(w)	“Customer Information” means non-public personal information about Borrowers and their Accounts as defined under the Gramm-Leach-Bliley Act.
(x)	“Debt Waiver Collections” shall have the meaning set forth in Section 9(b).
(y)	“Debt Waiver Product” shall have the meaning set forth in Section 9(a).
(z)	“Disclosing Party” shall have the meaning set forth in Section 18(b)(2).

(aa)	“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.
(bb)	“Existing Accounts” means the open-end consumer financing accounts transferred to Bank from Existing Bank pursuant an account transfer agreement between such parties.

(cc)	“Existing Bank” means CIT Bank, a Utah Bank.

(dd)	“Fingerhut Receivables” shall have the meaning set forth in Section 27.

(ee)	“Force Majeure Event” shall have the meaning set forth in Section 35.

(ff)	“Funding Account” means the demand deposit account of Bluestem into which the Funding Amount is disbursed via federal wire transfer.

(gg)	“Funding Amount” means the aggregate amount of all proceeds of extensions of credit on Accounts to be disbursed to Bluestem, as listed on a Funding Statement.

(hh)	“Funding Statement” means the statement prepared by Bluestem each Business Day that contains the computation of the Funding Amount to be forwarded by Bank to Bluestem and such other information as set forth in Section 8 and as shall be reasonably requested by Bank and mutually agreed by the Parties.

(ii)	“Indemnifiable Claim” shall have the meaning set forth in Section 15(d).

(jj)	“Insolvent” means the failure to pay debts in the ordinary course of business, the inability to pay its debts as they come due or the condition whereby the sum of an entity’s debts is greater than the sum of its assets.

(kk)	“Installment Loan” means a closed-end installment loan originated by Bank pursuant to the Closed-End Program.

(ll)	“Licensee” shall have the meaning set forth in Section 19(a).

(mm)	“Licensing Party” shall have the meaning set forth in Section 19(a).

(nn)	“Losses” shall have the meaning set forth in Section 15(a).

(oo)	“Management Report” has the meaning set forth in Section 7(j).

(pp)	“Marketing Activities” means all advertising media of any kind or nature, in whole or in part, including without limitation, catalogs, email solicitation messages, published advertising (such as newspaper and magazine advertisements), SMS text messaging, Internet media, blogs, tweet posts, banner ads, RSS feeds, telemarketing scripts, television or radio advertisements, frequently asked questions, promoting, advertising and/or marketing the Program.

(qq)	“Marketing Materials” means categories of marketing messages intended to generate originations of Accounts to and/or sales from a targeted population delivered through various Marketing Activities. Marketing Materials include, but are not limited to, pre-approved marketing, “up-to” marketing, deferred payment and deferred interest marketing, and low monthly payments marketing.

(rr)	“Open-End Account” means an open-end consumer financing account established by Bank pursuant to the Open-End Program, including Existing Accounts transferred to Bank for inclusion in the Open-End Program. For purposes of compliance with Applicable Law, all Open-End Accounts established by or transferred to Bank under this Agreement shall be considered and treated as consumer credit card accounts.

(ss)	“Open-End Program” means the open-end consumer financing program to be offered by Bank to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.

(tt)	“OTS” means the Office of Thrift Supervision or any successor entity.

(uu)	“PCI DSS” shall have the meaning set forth in Section 41(a)(i).

(vv)	“Performance Matrix” has the meaning set forth in Section 7(k).

(ww)	“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity, or other entity of similar nature.

(xx)	“Principal” means any Person directly or indirectly owning ten percent (10%) or more of Bluestem, and any executive officer or director of Bluestem.

(yy)	“Processing Services” means those services which are necessary to establish and maintain an Account and process Account transactions in accordance with Applicable Law and the Program Compliance Manual. Such services shall include but not be limited to: application of Bank’s Credit Policy to incoming applications, Office of Foreign Assets Control screening, set-up, activation and maintenance of Accounts, customer service, collections, transaction authorization, transaction processing, payment processing, statement preparation and issuance, Borrower dispute resolution, regulatory compliance, security and fraud control, and activity reporting.

(zz)	“Program” means, collectively, the Open-End Program and Closed-End Program to be offered by Bank to Borrowers pursuant to the terms of this Agreement, initially as described in Exhibit A attached hereto.

(aaa)	“Program Compliance Manual” means the policies and procedures for the processing of Applications and the transmission of information and funds between Bluestem, on the one hand, and Applicants or Borrowers, on the other hand as set forth in the Bluestem documents including those entitled Credit Department Credit Policies, Financial Operations Policies, Customer Service Policies, and Collection Policies, and any modifications, amendments or supplements thereto.

(bbb)	“Program Critical Subcontractors” shall have the meaning set forth in Section 45(c).

(ccc)	“Program Documents” means this Agreement and the Receivables Sale Agreement, as may be amended from time to time.

(ddd)	“Program Year” means (a) the period from the Effective Date to the first anniversary of such date, and (b) the period from one anniversary of the Effective Date to the next successive anniversary of the Effective Date.

(eee)	“Proprietary Materials” shall have the meaning set forth in Section 19(a).

(fff)	“Qualifying Change” shall have the meaning set forth in Section 2(c).

(ggg)	“Receivable” means, with respect to any Borrower, any right to payment from or on behalf of any Borrower in respect of any extension of credit on an Account, and includes any existing, as well as the right to payment of any future, finance charges, late fees, returned check fees and any and all other fees and charges and other obligations of such Borrower with respect to such Account. Each Receivable includes, without limitation, all rights of Bank to payment under the Account Agreement with such Borrower. For avoidance of doubt, with respect to an Installment Loan, the term “Receivable” shall include such Installment Loan and all right, title and interest in and to such Installment Loan.

(hhh)	“Receivables Sale Agreement” means that Receivables Sale Agreement, dated as of the Effective Date, between Bank and Bluestem, as the same may hereafter be amended or otherwise modified from time to time, pursuant to which Bank agrees to sell to Bluestem, and Bluestem agrees to purchase from Bank, the Receivables.

(iii)	“Records” means any Account Agreements, applications, change-of-terms notices, credit files, credit bureau reports, copies of adverse action notices, transaction data, records, or other documentation (including computer tapes, magnetic or electronic files, and information in any other format) related to the Accounts, the Receivables and the Program.

(jjj)	“Regulatory Authority” means any federal, state or local regulatory agency or other governmental agency or authority having jurisdiction over a Party and, in the case of Bank, shall include, but not be limited to, the OTS.

(kkk)	“Restricted Party” shall have the meaning set forth in Section 18(a).

(lll)	“RPA” shall have the meaning set forth in Section 27.

(mmm)	“Security Agreement” shall have the meaning set forth in Section 27.

(nnn)	“Settlement” means Bank’s payment of the Funding Amount to Bluestem.

(ooo)	“Substantive Change” means a change to the Marketing Activities, the categories of the Marketing Materials, or any items required by (i) Applicable Law or (ii) requirements previously identified by Bank in good faith as necessary due to safety and soundness or reputational concerns.

(ppp)	“Successor” shall have the meaning set forth in Section 17(f).

(qqq)	“Third Party Auditor” shall have the meaning set forth in Section 41(a).

(rrr)	“Third Party Beneficiaries” has the meaning set forth in Section 27.

EXHIBIT A
GENERAL DESCRIPTION OF PROGRAM
1.	The following is an overview of the Program to be offered by Bank to Bluestem’s customers pursuant to the terms of the Program Agreement to which this Exhibit A is attached (the “Agreement”). Capitalized terms used in this Exhibit A without definition shall have the meanings provided in the Agreement.
2.	Bluestem is a direct marketing retailer of general merchandise and services offered to consumers through catalog mailings, the internet and the telephone. Based on creditworthiness, Applicants may be offered an Open-End Account or Installment Loan with Bank which may be used by Applicant for personal purposes to purchase such products and services. All Accounts established by Bank under this Agreement shall have a non-variable annual percentage rate (“APR”) of 24.90%. Consumers who successfully pay off an Installment Loan will be eligible for an Open-End Account. Open-End Accounts shall be considered and treated as consumer credit card accounts for purposes of compliance with the Truth in Lending Act, Regulation AA, Regulation Z, the Credit CARD Act of 2009, and other Applicable Law pertaining to consumer credit card accounts. Bluestem may contemplate other credit programs from time to time, subject to approval by Bank.
3.	A copy of the form of Account Agreement currently used in the Open-End Program is attached as Exhibit D to the Agreement. A copy of the form of Account Agreement currently used in the Closed-End Program is attached as Exhibit D-1 to the Agreement. Customers wishing to apply for an Account via the internet or mail will complete an Application, which is attached as Exhibit C to the Agreement. The Application will be located on web pages at www.fingerhut.com. Applicants applying for an Account via phone will provide Bluestem’s sales representatives with oral answers to the application questions set forth on the Application. Once the Applicant’s Application is completed, a FICO score, or other such credit score(s) utilized by Bank at such time, will be obtained, and a credit determination will be made in accordance with Bank’s then applicable Credit Policy, the current version of which is attached as Exhibit B to the Agreement.

Exhibit B
[*] Eight pages omitted
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

EXHIBIT C
Forms of Application
Fingerhut Credit Account
1) Mail Order Application
2) Phone Order Application
3) Website Application
See subsequent pages

EXHIBIT C—MAIL ORDER APPLICATION

EXHIBIT C—PHONE ORDER APPLICATION

EXHIBIT C—WEB APPLICATION (1)

EXHIBIT C—WEB APPLICATION (2) (FCRA Notification pop-up)

EXHIBIT C—WEB APPLICATION (3) SafeLine Solicitation and T&Cs in scroll box

EXHIBIT C—WEB APPLICATION (4)—Acceptance of T&Cs and Submission (application cannot be submitted until terms are accepted)

EXHIBIT C-l Forms of Application Fingerhut FreshStart Credit Account 1) Mail Order Application 2) Phone Order Application See subsequent pages

EXHIBIT C-l(l) MAIL APPLICATION FINGERHUT FRESHSTART

EXHIBIT C-l (2) FINGERHUT FRESHSTART PHONE ORDER APPLICATION Order line intro script for customer that received FS catalog FOP OL Scripting Tool Locate Customer Greeting: “Thank you for calling Fingerhut, this is (name). Are you calling to place an order from a Fingerhut FreshStart catalog today?” Response 1: “That’s great! I would be happy to help you with that.” Response 2: “May I have your customer number? It is located on the back of your catalog highlighted in yellow above your name and address.”

EXHIBIT C-l (2) F1NGERHUT FRESHSTART PHONE ORDER APPLICATION FOP OL Scripting Tool Verification: Refer to FOP scripting. Verify the caller’s information — ensure name and address are spelled correctly.

EXHIBIT C-1 (2) FINGERHUT FRESHSTART PHONE ORDER APPLICATION

FOP


Verification
Yes
No

OL Scripting Tool

Response 3:

"I see that you have received our Fingerhut FreshStart catalog offer! Do you have any questions about the Fingerhut FreshStart Credit Account issued by MetaBank?"

YES – Proceed to Response 4
NO – Go to Response 5

Response 4:

"The Fingerhut FreshStart Credit Account issued by MetaBank is a new way of shopping that helps you make the purchases you want today and may help build your credit over time. Shop, order, pay it off – that's how it works. Spend at least $50 up to your pre-approved credit limit. Place your order and make a down payment of just $30. You'll pay off the remaining balance in 6 on-time, low monthly payments. Upon completion of the program with no late payments, you will be rewarded with a revolving Fingerhut Credit Account issued by MetaBank with a credit limit of $200!"

Response 5:

"I can complete an application right now. If you are approved, you can place an order immediately. Would you like to apply?"

YES – continue with application.
NO – Offer other MOP.

EXHIBIT C-l (2) FINGERHUT FRESHSTART PHONE ORDER APPLICATION FOP OL Scripting Tool MetaBank/Fingerhiif Fresh Start Credit Application FreshStart Credit Application: Refer to FOP scripting.

EXHIBIT C-1 (2) FINGERHUT FRESHSTART PHONE ORDER APPLICATION

Order line congratulations script for customers that are approved

FOP


Fill Order Cart

OL Scripting Tool

Response 1:

"Congratulations, your Fingerhut FreshStart Credit Account issued by MetaBank application has been approved. Your maximum purchase amount is $____. This is a one-time use amount and your purchase must be at least $50. With this order, you will need to make a down payment of $30 using your Visa or MasterCard debit card, checking/savings electronic draft or payment by mail. We recommend making the down payment with your debit or credit card – this method of payment will allow us to process your order more quickly. Do you have one of these methods available today?"

YES – Continue with order and refer to FOP scripting
NO – Go to Response 2

Response 2:

"OK, how would you like to make your down payment?"

EXHIBIT C-l (2) F1NGERHUT FRESHSTART PHONE ORDER APPLICATION FOP OL Scripting Tool If customer advises mailing in a check or money order: Response 3: “Please note that your payment must be received and applied within 10 days so we can process your order. You can mail a check or money order for your $30 down payment using the postage-paid envelope in your catalog. If you do not have the pre-paid envelope, send your payment to P.O. Box 270, St. Cloud, MN 56372-xxxx. Please keep in mind if you choose to mail your payment, we must allow time for the payment to clear, which means your order could be delayed for up to three (3) weeks.”

EXHIBIT C-l (2) FINGERHUT FRESHSTART PHONE ORDER APPLICATION Order line script for advising timeframe on Down Payment methods of payment on in stock item FOP OL Scripting Tool Debit: “We allow 2-3 business days for your payment to be approved and applied to your order. Your order will be processed once your payment has cleared the bank. “ Checking/Savings: “We allow 12 business days for your payment to be approved and applied to your order. Your order will be processed once your payment has cleared the bank.” Mail Money Order: “We allow 5 business days for your payment to be approved and applied to your order. Your order will be processed once your payment has cleared the bank. Please mail your payment to PO Box 270, St. Cloud, MN 56395 and include your 10 digit customer ID number on your payment/’ Paper Check: “We allow 5 business days for your payment to be approved and applied to your order. Your order will be processed once your payment has cleared the bank. Please mail your payment to PO Box 270, St. Cloud, MN 56395 and include your 10 digit customer ID number on your payment.”

EXHIBIT D Fingerhut Credit Account Terms and Conditions Account Summary Disclosures See Subsequent Pages

Whie we investigate whether ornot there has been an error. • We cannot try to collect the amount in question, or report you as delinquent. • The’ charge in question may remain on your statement, and we may continue to charge you interest on 1hat amount. ‘While you do not have to pay the amount in quest’on, you are responsible for the remainder of your balance. • We can apply any unpaid amount against your credit limit. After we finish our investigation, one of two things will happen: • If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount • If we do not believe there was a mistake: You will have to pay the amount in question, along with applicable interest and fees. We will send you a statement of the amount you ewe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe. If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days telling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting that you are questioning your bill. We must tell you the name of anyone to whom we reported you as delinquent, and we must let those organizations know when the matter has been settled between us. If we do not follow all of the rules above, you do not have to pay the first $50 of the amount you question even if your bill is correct YOUR RIGHTS F YOU ARE DISSATISFIED WITH YOUR CREDIT PURCHASES If you use your card to make a purchase and you are dissatisfied with the goods or services that you receive, you may have the right not to pay the remaining amount due on the purchase. To use this right, all of the following must be tue: 1. The purchase must have been made in your home state or within 100 miles of your current mailing address, and the purchase price must have been more than $50. (Note: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if we own the company that sold you the goods or services.) 2. You must have used your Card for the purchase. 3. You must have not yet fully paid for Hie purchase. If all of the criteria above are met and youare still dissatisfied with the purchase, contact us in writing at Rngerhut Credit Account Services, P.O. Box 1250, St. Cloud, MN 56395-1250. While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our investigation, we will tell you our decision. At that point, if we think you owe an amount and you do not pay we may report you as delinquent CREDIT BUREAU DISPUTES If you believe we inaccurately reported credit history information about you or your Account to a credit reporting agency, call us at 1 -866-734-0342 or write to us at Credit Bureau Reporting Services, 6250 Ridgewood Road, St. Cloud, MN 56303. Please provide the Rngerhut Credit Account number along with a copy of your credit bureau report reflecting Hie information that you believe is inaccurate. Arbitration By requesting an Account from us and accepting this Agreement, you agree that if a dispute of any kind arises out of this Agreement, either you or we, at our sole discretion, can choose to have that dispute resolved by binding arbitration. If arbitration is chosen by any party, neither you nor we will have the right to litigate that claim in court or to have a jury trial on that claim, or to engage in pre-arbitrat’on discovery, except as provided for in the arbitration rules. In addition, you will not have the right to participate as a representative or member of any class of claimants pertaining to any claim subject to arbitration. The arbitrator’s decision will generally be final and binding. Other rights that you would have if you went to court may also not be available in arbitration. It is important that you read the entire Arbitration provision carefully before accepting the t erms of fcis Agreement Notwithstanding any language of this Agreement to the contrary, should any portion of this Arbitration provision be held invalid or unenforceable by a court or other body of competent jurisdiction, this entire Arbitration provision shall be automatically terminated, but all other provisions of this Agreement shall remain in full force and elect Any claim, dispute or controversy (whether in contract, regulatory, tort or otherwise, whether preexisting, present or future and including constitutional, statutory, common law, intentional tort and equitable claims) arising from or relating to the credit offered or provided to you; the actions of yourself, us, or third parties; or the validity of this Arbitration provision (individually and collectively, a “Claim”), must, after an election by you or us, be resolved by binding arbitration in accordance with the Arbitration provision and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect when the Claim is filed. There shall be no authority for any Claims to be arbitrated on a class action basis. An arbitration can only decide your or our Claim and may not consolidate or join the claims of other persons who may have similar claims. You may obtain rules and forms by calling the AAA at 1-800-778-7579. Any arbitration hearing that you attend will take place in the Federal judicial district where you reside. At your request, we will advance the first $250.00 of the filing and hearing fees for any Claim you may file against us; the arbitrator will decide whether you or we will ultimately pay those fees. Unless inconsistent with applicable law, each party shall bear the expense of their respective attorneys, experts, and witness fees, regardless of which party prevails in the arbitration. The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act and applicable statutes of limitations, and shall honor claims of privilege recognized at law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. This Arbitration provision shall survive repayment of your extension of credit and termination of your Account This Arbitration provision shall be governed by the Federal Arbitration Act, 9 USC Sections 1 through 16. Ohio Residents: The Ohio laws against discrimination require that all creditors make credit equally available to all creditworthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio Civil Rights Commission administers compliance with this law. Married Wisconsin Residents: No provision of any marital property agreement, unilateral agreement, or court decree under Wisconsin’s Marital Property Act will adversely affect a creditor’s interest unless prior to the time credit is granted, the creditor is furnished a copy of fiat agreement or decree or is given complete information about the agreement or decree. All accounts, Including New York/Rhode Island/Vermont Residents: You ape to give MetaBank permission to access your credit report in connection with any transaction, or extension of credit and on an ongoing basis, for the purpose of reviewing your Account, adjusting the credit line on your Account taking collection action on your Account, or for any other legitimate purposes associated with your Account Upon your request, you will be informed of whether or not a consumer credit report was ordered, and if it was, you will be given the name and address of the consumer reporting agency that furnished the report. New York residents can contact the New York State Banking Department: 1-800-518-8866. California and Utah Residents: As required by law, you are hereby notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms of your credit obligations. Texas Residents: To contact us about your account call 1-800-2 08-2500. This contract is subject in whole or in part to Texas law which is enforced by the Consumer Credit Commissioner, 2601 North Lamar Boulevard, Austin, Texas 78705-4207. Phone 1-800-538-1579: www.occc.slate.lx.us. Contact the Commissioner relative to any inquires or complaints. Effective 8/10 MetaBank Rngerhut Credit Account Agreement ‘AGREEMENT TO TERMS »USE OF YOUR ACCOUNT • DEFINITION OF PARTIES Arbitration notice: This Agreement provides thai all disputes arising torn or related to your Account may be resolved by arbitration, See “Arbitration’’ below. This is the Agreement which covers your credit account (called your “Account”) with MetaBank (“MetaBank”) for purchases you make with Rngerhut You can use your Account to purchase goods and services torn any Rngerhut authorized merchant and to pay for goods and services offered in connection with your Account You and MetaBank will be bound by this Agreement from the first time you use the Account In this Agreement and in your monthly billing statements (“Statement"\ the words “you” and “your” refer to all persons named on the credit account we issue to you or who have signed application or acceptance forms, and Hie words “we”, “us” and “our” refer to MetaBank. If your Account is a joint Account, you and your joint Account holder each promise to pay and are jointly and individually responsible for all amounts due under this Agreement. Governing law/Enterceabilify This Agreement will be governed by Federal law, and to the extent State law applies, by the law of South Dakota, whether or not you live in South Dakota and whether or not this Account is used outside of South Dakota. If any provision of this Agreement is determined to be void or unenforceable under any applicable law, rule, or regulation, all other provisions of this Agreement will remain valid and enforceable. Our failure to exercise any of our rights under this Agreement will not be deemed to waive our rights to exercise such rights in the future. This Agreement is a final expression of the agreement between you and us and this Agreement may not be contradicted by evidence of any alleged oral agreement Promise to Pay You promise to pay for (a) credit extended by MetaBank to you or to anyone you allow to use your Account; (b) interest charges, late fees, and other charges (e.g. returned check charges) provided in this Agreement; and (c) collection costs and attorneys’ fees as permitted by applicable law if your Account should go into default. Available Credit We anticipate that we will extend credit to you from time to time, but will be under no obligation to do so, and we may not approve subsequent authorizations for purchases until we have received a payment on your first order. We may also reduce your credit line or terminate your Account at any time with or without cause subject to applicable law. Statements We will send you a Statement covering each billing cycle in which you have a balance (induing a deferred balance) in excess of $1. The Stetementwill reflect (a) the total amount you owed on the first day of the blng cycle (called the “previous balance”), which will include any deferred balance (see Deferral Periods); (b) payments, credits, purchases and interest charges, and all other charges made to your Account during the billing cycle; (c) the total amount you owed at the end of the blng cycle (called the “new balance”); (d) the minimum payment you must make (called the “minimum papenf); and (e) the date by which the minimum papent must be paid in order to avoid late charges (called the “payment due date”).

Payment The minimum papent is based on your account balance as outlined in the Payment Chart below. The minimum papent is due when you receive your Statement each month. We will not impose any late charges if you pay at least the minimum payment reflected in your Statement by the payment due date specified, which will always be at least 24 days from the Statement date. If you wish, you may pay more than the minimum payment and at any time you may pay the entire new balance, without penalty. All payments by mail must be made by check or money order. You agree that any payment you make may be returned to you without applying it to your Account and without presentment or protest, for reasons including, but not limited to, that the check or money order: (1) is not drawn on the U.S. Post Office or a financial institution located in the United States; (2) is missing a signature; (3) is drawn with different numeric and written amounts; (4) contains a restrictive endorsement; (5) is post-dated; (6) is not payable as directed on your statement; (7) is not payable in US. dollars; or (8) is not paid upon presentment. You agree to pay any bank collection fees we incur for any check payments made in U.S. dollars drawn on a financial institution not located in the United States. We can accept late ar partial payments, or checks or money orders marked “Payment in Full” or otherwise restrict’vely endorsed, without losing any of our rights under this Agreement. All payments under the Agreement must be received at the address specified on your billing Statement PAYMENT CHART Account Balance Minimum PMT $ From To 100% $5.98 $5.99 $44.99 $5.99 $45.00 $69.99 $6.99 $70.00 $99.99 $7.99 $100.00 $124.99 $9.99 $125.00 $199.99 $13.99 $200.00 $249.99 $16.99 $250.00 $299.99 $19.99 $300.00 $349.99 $22.99 $350.00 $449.99 $28.99 $450.00 $549.99 $33.99 $550.00 $799.99 $46.99 $800.00 $1,099.99 $59.99 $1,100.00 $1,399.99 $69.99 $1,400.00 5% How We Figure Interest Charges To calculate the interest charge payable each month, we multiply the average daily balance times the monthly periodic rate and, if applicable, add any deferred interest charge (see Deferral Periods). Your Account is subject to a minimum interest charge of $1.00. Average Daily Balance We figure the interest charge on your Account by applying the monthly periodic rate to the “average daily balance” of your Account, including current transactions. To get the “average daily balance” we take the beginning balance of your Account each day, add any new purchases, charges and other fees, and subtract any payments or credits. Purchases subject to Deferral Periods described below are excluded from our calculation of the “average daily balance” until the day following the expiration of the Deferral Period. This gives us the daily balance. Then, we add up all the daily balances for that billing cycle and divide the total by the number of days in the billing cycle. This gives us the “average daily balance.” Son-Variable APR Your Annual Percentage Rate is 24.90%, which corresponds to a monthly periodic rate of 2.075%. This is a non-variable rate. When Merest Charges Begin to Accrue Interest charges begin to accrue on each purchase on the date of the purchase. However, if you paid the new balance on your previous Statement by the papent due date shown on your previous Statement, then: (1) If you pay the new balance on your current Statement by the papent due date shown, we impose no interest charges on purchases during the current billing cycle, and (2) if you make a payment by the papent due date shown on your current Statement that is less than the new balance reflected on your current Statement, we will credit that papent as of the f irst day in your current billing cycle. In addition, if your previous Statement reflected a new balance and you did not pay that new balance in full by the payment date on that previous Statement, then we will not impose interest charges on any purchases during the current billing cycle if you pay the balance shown on your current Statement by the papent due date reflected on your current Statement Deferral Periods See the deferral terms In the specific offer you are orderingfrom for special rules which apply during the deferral periods. If you are unable to locate the terms of your deferred offer, please contact Customer Service at 1-800-20B-2500. Late Fees late fees will be equal to your minimum payment due with a maximum amount of up to $25.00 for the first lime offense and will increase to a maximum amount of $30.00 if you have not made your payment by the due date in each of your next 6 billing cycles The late fee will never be pater than your minimum payment due to which the late fee relates. Returned Payment Fee Returned payment fees will be equal to your minimum papent with a maximum amount of up to 525.00 for the first time offense and will increase to a maximum amount of $30.00 if you have any returned payments in your next 6 billing cycles. The returned papentfee will never be geater than your most recent minimum papent due. Application of Payments Each papent you send to us will be applied to your Account in a manner consistent with the applicable law. Generally, we will apply your payment first to satisfy your mlnbium papent due. Any remaining payment in excess of the minimum papent due will be applied to the highest APR balances first. Exception to this will be deferred balances with expiration dates within the next two billing cycle periods. Change of TBrms (Including Interest Charges) SUBJECT TO APPLICABLE LAW, WE MAY CHANGE OR TERMINATE ANY TERM OF THIS AGREEMENT OR ADD NEW TERMS AT ANY TIME, INCLUDING, WITHOUT LIMITATION, ADDING OR INCREASING FEES, INCREASING YOUR MINIMUM PAYMENT AND INCREASING THE RATE OR AMOUNT OF INTEREST CHARGES OR CHANGING THE METHOD OF COMPUTING THE BALANCE UPON WHICH INTEREST CHARGES ARE ASSESSED. PRIOR WRITTEN NOTICE WILL BE PROVIDED TO YOU WHEN REQUIRED BY APPLICABLE LAW. CHANGES MAY APPLY TO BOTH NEW AND OUTSTANDING BALANCES. Default You will be in default under this Agreement upon: (a) your failure to make at least the minimum papent by the papent due date specified in your Statement; (b) your violation of any other provision of this Agreement; (c) your death; (d) your becoming the subject of bankruptcy or insolvency proceedings; (e) your becoming the objectof attachment, foreclosure, repossession, lien, judgment, or garnishment proceedings; (f) your failure to supply us with any information we reasonably deem necessary; (g) your supplying us with misleading, false, incomplete or incorrect information; (h) our receipt of information that you are unable to perform the terms and conditions of this Agreement; or (i) your moving out of the U.S. Upon default, we have the right to require you to pay your entire Account balance (including all deferred purchases and all accrued but unpaid charges) immediately, and to sue you for what you owe. You will pay our court costs, reasonable attorneys’ fees and other collection costs related to the default to the extent permitted by applicable law. Following any default, any balances outstanding under the Agreement will continue to accrue interest charges until paid in full and will be subject to all the terms and conditions of this Agreement, except that we will apply your payments first to attorneys’ fees and other court costs, and then in the order set forth in the Application of Payments section. Closing Your Account You can cancel or close your Account by writing to us at Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, H 56395-1250. If you do not pay us in full when you cancel, your outstanding balances will continue to accrue in terest and other charges and be subject to the terms and conditions of this Agreement Cancellation or Termination of Agreement If you cancel or dose your Account or if we choose to terminate your charging privilegesfor any reason, whether or notyour Account is in default, you may not try to make any purchases with your Account card(s) (“Card”) and upon request you must return to us your Cardjs) cut in half. Following any cancellation, closing or termination, any balances outstanding under this Agreement will continue to accrue Merest charges until paid in full and will be subject to all the terms and conditions of this Agreement. Liability for Unauthorized Use When you receive your Statement, you should verify that the charges are tue and the amounts unaltered. You may be liable for the unauthorized use of your Card. You will not be liable for unauthorized use that occurs after you notify us of the loss, theft, or possible unauthorized use. Notification must be given by you immediately upon learning of the loss, theft or possible unauthorized use by calling us at 1-800-208-2500 or writing us at Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, MN 56395-1250. In any case, your liability for unauthorized use of your Card will not exceed $50. However, unauthorized use does not include use by a person whom you have given the Card or authority to use the Account, and you will be liable for all use by such a user. To terminate this authority, you must retrieve the Card from the previously authorized user and return it to us at the above address alongwith a letter explaining why you are doing so. We have found that most of our customers prefer to allow their spouses to place orders on their Account. To better serve you, if your spouse places an order on your Account we will process that request, unless you instruct us otherwise. Lost or Stolen Credit Cardjs] You agree to notify us immediately if your Card(s) are lost or stolen. You may notify us by calling 1-800-208-2500 or writing us at Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, MN 56395-1250. Change of Name, Address, Telephone Number or Emplopent You agree to give us prompt notice of any change in your name, mailing address, telephone number or place of emplopent Send changes to: Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, MN 56395-1250. Consent to Use of Telephone timbers You expressly consent to receiving calls and messages, Including autodialed and prerecorded message calls, from MetaBank/fingerhut, their affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide in the future (including any cellular telephone numbers). Assignment of Account We may sell, assign or tansfar your Account or any portion thereof without notice to you. You may not sell, assign or transfer your Account Reporting and Monitoring If you fail to fulfill the terms of your credit obligation, a negative report reflecting on your credit record can be submitted to one or more credit reporting agencies You agree that any government agency may release your residence address to us, should it become necessary to locate you. You ape that our supervisory personnel may listen to telephone calls between you and our representatives in order to evaluate the quality of our service to you and to other cardholders. Updated Financial and other information Upon request, you agree to promptly give us accurate financial and other information aboutyourself. Severabilhy If any provision of this Agreement is finally determined to be void or unenforceable under any law, rule, or regulation, all other provisions of this Agreement will remain valid and enforceable. YOUR BILLING RIGHTS: KEEP THIS DOCUMENT FOR FUTURE USE This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act. WHAT TO «i F YOU THINK YOU FDD A MISTAKE ON YOUR STATEMENT If you think there is an error on your statement wri te us at Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, MN 56395-1250. In your letter, pjve us the following information: • Account Mnrrata Your name and Rngerhut Credit Account number • DoHarAmwifc The dollar amount of the suspected error • Odscripibn of Mem; If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake. You must contact us within 60 days after the error appeared on your statement You must noti^usofariypoteiitialeirDrsinOTiling.Yournaycalius.lwtityourJovsearenotreqnireii to investigate any potential errors and you may have to pay the amount in question. WHAT WILL HAPPBI AFTER WE RECBVE YOUR LETTER When we receive your letter, we must do two things: 1. Within 30 days of receiving your letter, we must tall you that we received your letter. We will also tell you if we have already corrected the error. 2. Within 90 days of receiving your letter, we must either correct the error or explain why we believe the statement was correct

PHESCREEN AND OPT-OUT NOTICE: The “prescreened” offer of credit Is based on Intaiattai in your credit report indicating tat you meet certain criteria. Credit may not be extended if, after you respond, it is determined that you do not meet tie criteria used for screening or an) other applicable criteria bearing on cretfcorthiness. If you do not want to receive prescreened offers of credit from this or other companies, call the consumer reporting agencies at 1-3S3-5-OPT-0UT,’ 1-866-213-7260,1-866-S91-MS4 and 1-86WS0-1920 or write: Equifax Options, P.O. Box 740123, Atlanta, GA 30374-0123; Transllnion Opt Out Bequest, P.O. Box 505, Woodlyn, PA 1SD94-0505; Alliant Cooperative Data Solutions, Attn: CRhod, 301 Fields Lane, Brewster, UY10509. METABArlK/FlHGEHHUT REVOLVING CREDIT ACCOUNT SUMMARY DISCLOSURES Annual Percentage Rate 24.90% (APR) for Purchases How to Avoid Paying Your due date is at least 24 days after the close Interest of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance-by the due date each month. Minimum Interest If you are charged interest, the charge will be no Charge less than $1.00. For Credit Card Tips To learn more about factors to consider when [1] from the Federal applying for or using a credit card, visit the Reserve Board website of the Federal Reserve Board at http://www.iederalreserve.tiov/creditcard. Penalty Fees • Late Payment • Up to $30,00 • Returned Payment • Up to $30.00 How We Will Calculate Your Balance: We use a melhod called “average daily balance (including new purchases).” See below for more details. Billing Rights: Information on your rights to dispute transactions and how to exercise those rights is provided below. Summary Disclosures Only: This document contains important disclosures about the MetaBank/Rngerhut Credit Account, but it is not your complete Credit Account Agreement Your Credit Account Agreement will be sent to you. Please read these Disclosures and that Agreement carefuly, and keep them for your records. The Credit Account Agreement will ¦ explain bow the Agreement may he changed, and that MelaBank may sell, assign or transfer your account or any portion thereof. Advertised Price per Month: The advertised price per month is the estimated initial monthly minimum payment required for a single item order. Your actual minimum payment will be calculated using tie payment chart on the Blue Page, based on your Account balance. flow We figure Interest Charges: To calculate the interest charge payable each month, we multiply the average daily balance times trie monthly periodic rate and, if applicable, add any deferred interest charges (see Deferral Periods). Average Daily Balance: We figure the interest charge on your Account by applying the monthly periodic rate to the “average daily balance” of your Account, including current transactions. To get the “average daily balance,” we take the beginning balance of your Account each day. add . any new purchases, charges and other fees, and subtract any payments or credits. Purchases subject to Deferral Periods described below are excluded from our calculation of the “average : daily balance* until the day following the expiration of the Deferral Period. This gives us the daily : balance. Then we add up all the daily balances for that billing cycle and divide the total by the number of days in the billing cycle. This gives us the “average dairy balance.” Non-Variable APR: Your Annual Percentage Bate is 24.90%, which corresponds to a monthly periodic rate of 2.075%. This is a non-variable rate. When Interest Charges Begin to Accrue: Interest charges begin to accrue on each purchase on the date of the purchase. However, if you paid the new balance on your previous Slaiement by the payment due date shown on Ihe Statement, then: (1) if you pay the new balance on your current Statement by the payment due date shown, we impose no interest charges on purchases during the current bring cycle, and (2) if you make a payment by the papent due date shown on your cunent Statement that is less than ihe new balance, we will credit that papent as of the first day in your cunent Ming cycle. In addition, if your Statement reflected a new balance and you did not pay that new balance in full by the payment date on that previous Statement, then we will not Impose interest charges on any purchases during the cunent billing cycle if you pay the balance shown on your current Statement by the payment due date reflected on that current Statement Deferral Periods: MetaBank or Merchants affiliated with Rngerhut may specify a period during which no payments are required for your purchase. We call these “Deferral Periods.” See Ihe Blue Page in the catalog from which you placed your order lor Ihe specific rules that apply to your Deferral Period. Alternatively, you may call 1-800-208-2500 to obtain the information. YOUR BILLING RIGHTS: KEEP THIS DOCUMENT FOR FUTURE USE This notice tells you about your rights and our responsibilities under the Fair Credit Billing Act WHAT TO DO IF YOU THINK YOU FIND A MISTAKE ON YOUR STATEMENT If you think there is an error on your statement, write us at Rngerhut Credit Account Services, P.O. Box 1250, St Cloud, MN 56395-1250. In your letter, give us ihe following information • Account Information: Your name and Rngerhut Credit Account number. • Dollar Amount: The dollar amount of the suspected emr. • Description of Problem: If you think there is an error on your bill, describe what you believe is wrong and why you believe it is a mistake. You must contact us within 60 days after Ihe error appeared on your statement You must notify us of any potential errors in writing. You may call us, but if you do we are not required to investigate any potential errors and you may have to pay the amount in question. WHAT WILL HAPPEN AFTER WE RECBVE YOUR LETTER When we receive your letter, we must do two things: 1. Within 30 days of receiving your letter, we must tell you that we received your letter. We will also tell you if we have already corrected the error. 2. Within 90 days of receiving your letter, we must either correct the error or explain why we believe the statement was correct While we investigate whether or not there has been an error: • We cannot try to collect Ihe amount in question, or report you as delinquent • The charge in question may remain on your statement, and we may continue to charge you interest on that amount. ¦ While you do not have to pay the amount in question, you are responsible lor the remainder of your balance. • We can apply any unpaid amount against your credit imit After we finish our investigation, one ol two things mil happen: • If we made a mistake: You will not have to pay the amount in question or any interest or other fees related to that amount • If we do not believe there was a mistake: You will have to pay Ihe amount in question, along with applicable interest and fees. We will send you a statement of the amount you owe and the date payment is due. We may then report you as delinquent if you do not pay the amount we think you owe. If you receive our explanation but still believe your bill is wrong, you must write to us within 10 days teling us that you still refuse to pay. If you do so, we cannot report you as delinquent without also reporting lhatyou are questioning your bilL We must tell you Ihe name of anyone to whom we reported you as delinquent, and we must let those organizations know when Ihe matter has been settled between us. If we do not follow all of the rules above, you do not have to pay the first $50 of the amount you queslion even il your bill is correct. YOUR RIGHTS IF YOU ARE DIS SATISFIED WITH YOUR CREDIT CARD PURCHASES If you use your card to make a purchase and you are dfesan’sfied with the goods or setvices that you receive, you may have Ihe right not to pay the remaining amount due on the purchase. To use this right al of the following must be true: 1. The purchase must have been made in your home Slate or wilhin 100 miles of your current mailing address, and the purchase price must have been more than $50. (Mote: Neither of these are necessary if your purchase was based on an advertisement we mailed to you, or if ‘jve own the company that sold you the goods or services.) 2. You must have used your credit card for the purchase. 3. You must have not yet fully paid for the purchase. If all of the criteria above are met and you are stil dissatisfied wilh Ihe purchase, contact us in wribng at Rngerhut Credit Account Services. P.O. Box 1250, St Cloud, MN 56395-1250. While we investigate, the same rules apply to the disputed amount as discussed above. After we finish our invesb’gation, we will tell you our decision. At that point, it we think you owe an amount and you do not pay we may report you as delinquent Ohio Residents: The Ohio laws against discrimination require that all creditors make credit equally available to all creditworthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request The Ohio Civil Rights Commission administers compliance with this law. Married Wisconsin Residents: No provision of any marital property agreement, unilateral agreement, or court decree under Wisconsin’s Marital Property Act will adversely affect a creditor’s interest unless prior to the (me credit is granted, the creditor is furnished a copy of that agreement or decree or is given complete information about the agreement or decree. All accounts, Including New York/Rhode Island/Vermont Residents: You agree to give MetaBank permission In access your credit report in connection with any transaction, or extension of credit and on an ongoing basis, for the purpose of reviewing your Account. adjusting the credit line on your Account, taking collection action on your Account, or for any other legitimate purposes associated wilh your Account Upon your request, you will be informed of whether or not a consumer credit report was ordered, and if it was, you will be given the name and address of the consumer reporting agency that furnished the report New York residents can contact the New York State Banking Department 1 -800-518-8866. California and Utah Residents: As required by law, you are hereby notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms ot your credit obligations. Texas Residents: To contact us about this account call 1-800-208-2500. This contract is subject in whole or in part to Texas law which is enforced by the Consumer Credit Commissioner, 2601 North Lamar Boulevard. Austin, Texas 78705-4207. Phone: (800) 538-1579; www.occcjt3te.tx.us. Contact the Commissioner relative to any inquiries or complaints. Consent to Use ot Telephone Numbers: You expressly consent to receiving calls and messages, including autodialed and prerecorded message calls, from MelaBank/Rngertiut, their affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide in the future (including any cellular telephone numbers). NOTE To help Ihe government light the funding ol terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an Account When you open an Account, we win ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask for your driver’s license number or other identifying information. This prescreened offer of credit supersedes an d revokes all previous offers of credit from MetaBank. This offer expires on 11/26/2010. Requests lor credit through this mailing received after the expiration date will be considered but will be subject to our general underwriting criteria. Please see bottom of pages 1-2 for location of Plan terms tor additkirialnpirtarrt terms,

EXHIBIT D-l Fin^erhut FreshStart Credit Account Terms and Conditions Account Summary Disclosures See Subsequent Pages

EXHIBIT D-l (1) F1NGERHUT FRESHSTART INSTALLMENT LOAN TERMS Creditor: MetaBank, Sioux Falls, South Dakota Borrower Name and Address: <Firstname Lastname> <AddressLine1> <Address Line 2> <Address Line 3> ANNUAL FINANCE Amount Financed Total of Payments PERCENTAGE RATE CHARGE The cost of your credit as The dollar amount the The amount of credit The amount you will have a yearly rate credit will cost you provided to you or on paid after you have made your behalf all scheduled payments 24.90% <$XXX.XX> (e) <$XXX.XXX> <$XXX.XXX> (e) Your payment schedule will be: Number of Payments Amount of Payments When Payments Are Due <X> (e) <$XXX.XX> (e) Monthly, starting <firstpaymentduedate> Late Charge: If a payment is late, you will be charged: $4.90 if your balance is greater than $15 but less than or equal to $50 $14.90 if your balance is greater than $50 Prepayment If you pay off early, you will not have to pay a penalty. See your contract document for any additional information about nonpayment, default, any required repayment in full before the scheduled date, and prepayment refunds and penalties. (e) means an estimate Itemization of Amount Financed: <$XXX.XX> Amount Financed — paid by MetaBank to Fingerhut (Principal Amount of your Loan) In some cases, goods and services you order may be shipped at different times, and will be added to your Loan when shipped. As a result, your Payment Schedule, your Finance Charge, and your Total of Payments are estimated.

but all other provisions of this Agreement shall remain in full force and effect. Any claim, dispute or controversy (whether in contract, regulatory, tort or otherwise, whether preexisting, present or future and including constitutional, statutory, common law, intentional tort and equitable claims) arising from or relating to the credit offered or provided to you; the actions of yourself, us, or third parties; or the validity of this Arbitration provision (individually and collectively, a "Claim"), must, after an election by you or us, be resolved by binding arbitration in accordance with the Arbitration provision and the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect when the Claim is filed. There shall be no authority for any Claims to be arbitrated on a class action basis. An arbitration can only decide your or our Claim and may not consolidate or join the claims of other persons who may have similar claims. You may obtain rules and forms by calling the AAA at 1-800-778-7879. Any arbitration hearing that you attend will take place in the Federal judicial district where you reside. At your request, we will advance the first $250.00 of the filing and hearing fees for any Claim you may file against us; the arbitrator will decide whether you or we will ultimately pay those fees. Unless inconsistent with applicable law, each party shall bear the expense of their respective attorneys, experts, and witness fees, regardless of which party prevails in the arbitration. The arbitrator shall apply applicable substantive law consistent with the Federal Arbitration Act and applicable statutes of limitations, and shall honor claims of privilege recognized at law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. This Arbitration provision shall survive repayment of your Loan and termination of this Agreement. This Arbitration provision shall be governed by the Federal Arbitration Act, 9 USC Sections 1 through 16.

All borrowers, including New York/Rhode Island/Vermont Residents You give MetaBank (as well as its agents, successors, and assigns) permission to access your credit report in connection with any transaction, or extension of credit, and on an ongoing basis, for the purpose of reviewing your Loan, taking collection action on your Loan, or for any other legitimate purposes associated with your Loan. Upon your request, you will be informed of whether or not a consumer credit report was ordered, and if it was, you will be given the name and address of the consumer reporting agency that furnished the report. New York residents may contact the New York state banking department to obtain a comparative listing of credit card rates, fees and grace periods, at 1-800-518-8866.

Ohio Residents The Ohio laws against discrimination require that all creditors make credit equally available to all creditworthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request. The Ohio Civil Rights Commission administers compliance with this law.

Married Wisconsin Residents No provision of any marital property agreement, unilateral agreement, or court decree under Wisconsin's Marital Property Act will adversely affect a creditor's interest unless prior to the time credit is granted, the creditor is furnished a copy of that agreement or decree or is given complete information about the agreement or decree.

California and Utah Residents As required by law, you are hereby notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms of your credit obligations.

NOTICE: ANY HOLDER OF THIS CONSUMER CREDIT CONTRACT IS SUBJECT TO ALL CLAIMS AND DEFENSES WHICH THE DEBTOR COULD ASSERT AGAINST THE SELLER OF GOODS OR SERVICES OBTAINED WITH THE PROCEEDS HEREOF. RECOVERY HEREUNDER BY THE DEBTOR SHALL NOT EXCEED AMOUNTS PAID BY THE DEBTOR HEREUNDER.

©Fingerhut 5-080625-001 7/10

Effective 7/1/2010

FINGERHUT FRESHSTART℠ CREDIT ACCOUNT ISSUED BY METABANK INSTALLMENT LOAN AGREEMENT

Arbitration notice: This Agreement provides that all disputes arising from or related to your Loan may be resolved by arbitration. See "Arbitration" below.

This is the Agreement which covers your installment loan (called your "Loan") from MetaBank ("MetaBank") to pay for your purchase of goods and services from Fingerhut. In this Agreement, the words "you" and "your" refer to the borrower who requested the Loan, and the words "we," "us" and "our" refer to MetaBank.

Governing Law/Enforceability This Agreement will be governed by Federal law, and to the extent State law applies, by the law of South Dakota, whether or not you live in South Dakota. If any provision of this Agreement is determined to be void or unenforceable under any applicable law, rule, or regulation, all other provisions of this Agreement will remain valid and enforceable. Our failure to exercise any of our rights under this Agreement will not be deemed to waive our rights to exercise such rights in the future. This Agreement is a final expression of the agreement between you and us and this Agreement may not be contradicted by evidence of any alleged oral agreement.

Promise to Pay You promise to pay the Principal Amount, which is the purchase price of the goods and services you purchase from Fingerhut less your down payment to Fingerhut, together with interest at an Annual Percentage Rate of 24.90% (monthly periodic rate of 2.075%), in 6 monthly installments. Your initial estimated payment schedule, including the amount and due date of each payment, is set forth in the Truth-in-Lending Disclosure that will be provided to you.

How We Figure Interest Charges: To calculate the interest charge payable each monthly billing cycle, we multiply the average daily balance times the monthly periodic rate.

Average Daily Balance: To get the "average daily balance" we take the beginning balance of your Loan each day, add any charges and other fees, and subtract any payments or credits. We also add any new merchandise that shipped on that day. This gives us the daily balance. Then, we add up all the daily balances for that billing cycle and divide the total by the number of days in the billing cycle. This gives us the "average daily balance."

The actual finance charge you pay may exceed the Finance Charge disclosed in the Truth-in-Lending Disclosure that will be provided to you, if you make your payments later than the scheduled dates or in less than the scheduled amounts. You may prepay all or any part of the amount due under this Agreement at any time without penalty. A partial prepayment will not change or defer your next scheduled payment. Amounts outstanding following the last scheduled monthly installment payment date (and any interest on such amounts) will be due in full one month after the last scheduled monthly installment payment date. We can apply your payments to outstanding Finance Charges, your unpaid Principal Amount, or any additional charges in our discretion, but subject to applicable legal requirements.

Delayed Shipment In some cases, shipment of some or all of the good and services you order may be delayed. When shipment is delayed, goods and services are not added to your Loan balance until they are shipped. Your payment schedule will be adjusted to allow you to pay for each subsequent shipment in 6 monthly installments following the shipment. The amount of your payments will be set forth in your monthly billing statements. Delayed shipment may increase the total Finance Charge that you pay.

Approval Your Loan is subject to final approval by us. We may not approve your Loan if we are not able to validate your contact information. We also will not approve your Loan until your down payment is received.

Payments All payments by mail must be made by check or money order. You agree that any payment you make may be returned to you without applying it to your Loan and without presentment or protest, for reasons including, but not limited to, that the check or money order: (1) is not drawn on the U.S. Post Office or a financial institution located in the United States; (2) is missing a signature; (3) is drawn with different numeric and written amounts; (4) contains a restrictive endorsement; (5) is post-dated; (6) is not payable as directed on your statement; (7) is not payable in U.S. dollars; or (8) is not paid upon presentment. You agree to pay any bank collection fees we incur for any check payments made in U.S. dollars drawn on a financial institution not located in the United States. We can accept late or partial payments, or checks or money orders marked "Payment in Full" or otherwise restrictively endorsed, without losing any of our rights under this Agreement. All payments under the Agreement must be received at the address specified on your billing Statement.

Late Fees If you do not pay at least the payment amount due by a payment due date, you agree to pay a Late Fee of $4.90 if your balance is greater than $15 but less than or equal to $50 at the time the Late Fee is assessed, or $14.90 if your balance is greater than $50 at the time the Late Fee is assessed.

Returned Payment Fee You agree to pay a Returned Payment Fee of $25 if a payment on your Loan is not honored by a depository institution.

Credit Card Account You request that we consider you for a revolving Fingerhut Credit Account issued by MetaBank that you can use for future purposes, and that we send you a credit card or account number if you are approved. If you pay off your initial purchase within 6 payments or earlier with no instance of late payments, we will issue a MetaBank/Fingerhut Credit Account to you. However, if you elect to pay your entire balance due at the same time as your down payment, then this will cancel your Loan and you may not be eligible to be considered for a MetaBank/Fingerhut Credit Account. You may not be eligible to be considered for a MetaBank/Fingerhut Credit Account if you die, file for bankruptcy, enter a consumer credit counseling service program, make any past due payments, or have any payments returned unpaid, or if you enter any other negative credit status.

We will send you your account agreement and important disclosures about the MetaBank/Fingerhut Credit Account when approved. Below is a summary of the key credit terms of the Fingerhut Credit Account.

METABANK/FINGERHUT REVOLVING CREDIT ACCOUNT SUMMARY DISCLOSURES	
Interest Rates and Interest Charges	
Annual Percentage Rate (APR) for Purchases	**24.90%**
How to Avoid Paying Interest	Your due date is at least 24 days after the close of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance by the due date each month.
Minimum Interest Charge	If you are charged interest, the charge will be no less than $1.00.
For Credit Card Tips from the Federal Reserve Board	To learn more about factors to consider when applying for or using a credit card, visit the website of the Federal Reserve Board at **http://www.federalreserve.gov/creditcard**.
Fees	
Penalty Fees • Late Payment: • Returned Payment:	 • Up to **$30.00** • Up to **$30.00**

Returned Merchandise Your ability to return any merchandise purchased is governed by Fingerhut's return policy. When you return merchandise, we subtract the return amount from your initial purchase amount; your payment amount will then remain the same, but you will pay off your Loan earlier. However, if a return (or returns) results in a purchase amount of less than $50, you will no longer be eligible for consideration for a Fingerhut Credit Account issued by MetaBank. If a return (or returns) results in a credit balance, we will also refund your credit balance.

Default You will be in default under this Agreement upon: (a) your failure to pay at least the payment amount due by a payment due date; (b) your violation of any other provision of this Agreement; (c) your death; (d) your becoming the subject of bankruptcy or insolvency proceedings; (e) your becoming the object of attachment, foreclosure, repossession, lien, judgment, or garnishment proceedings; (f) your failure to supply us with any information we reasonably deem necessary; (g) your supplying us with misleading, false, incomplete or incorrect information; (h) our receipt of information that you are unable to perform the terms and conditions of this Agreement; or (i) your moving out of the U.S. Upon default, we have the right to require you to pay your entire Loan balance (including the unpaid Principal Amount, Finance Charges, and other charges) immediately, and to sue you for what you owe. You will pay our court costs, reasonable attorneys' fees and other collection costs related to the default to the extent permitted by applicable law. Following any default, any unpaid Principal Amount outstanding under this Agreement will continue to accrue Finance Charges until paid in full and will be subject to all the terms and conditions of this Agreement.

Change of Name, Address, Telephone Number or Employment You agree to give us prompt notice of any change in your name, mailing address, telephone number or place of employment. Send changes to: Fingerhut Credit Account Services, P.O. Box 1250, St. Cloud, MN 56395-1250. You may also contact us at 1-800-208-2500. Representatives are available Monday through Friday, 8AM - 8PM CT. Or, you may log in to fingerhut.com/MyAccount.

Consent to Use of Telephone Numbers You expressly consent to receiving calls and messages, including autodialed and prerecorded message calls, from MetaBank/Fingerhut, their affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide in the future (including any cellular telephone numbers).

Assignment of Loan We may sell, assign or transfer your Loan or any portion thereof without notice to you. You may not sell, assign or transfer your Loan.

Reporting and Monitoring We may report the status of your account to credit reporting agencies. If you fail to fulfill the terms of your credit obligation, a negative report reflecting on your credit record can be submitted to one or more credit reporting agencies. You agree that any government agency may release your residence address to us, should it become necessary to locate you. You agree that our supervisory personnel may listen to telephone calls between you and our representatives in order to evaluate the quality of our service to you and to other borrowers.

Updated Financial and other Information Upon request, you agree to promptly give us accurate financial and other information about yourself.

CREDIT BUREAU DISPUTES If you believe we inaccurately reported credit history information about you or your Loan to a credit reporting agency, call us at 1-866-734-0342 or write to us at: Credit Bureau Reporting Services, 6250 Ridgewood Road, St. Cloud, MN 56303. Please provide the Loan number along with a copy of your credit bureau report reflecting the information that you believe is inaccurate.

Arbitration By requesting a Loan from us and accepting this Agreement, you agree that if a dispute of any kind arises out of this Agreement, either you or we, at our sole discretion, can choose to have that dispute resolved by binding arbitration. If arbitration is chosen by any party, neither you nor we will have the right to litigate that claim in court or to have a jury trial on that claim, or to engage in pre-arbitration discovery, except as provided for in the arbitration rules. In addition, you will not have the right to participate as a representative or member of any class of claimants pertaining to any claim subject to arbitration. The arbitrator's decision will generally be final and binding. Other rights that you would have if you went to court may also not be available in arbitration. It is important that you read the entire Arbitration provision carefully before accepting the terms of this Agreement. Notwithstanding any language of this Agreement to the contrary, should any portion of this Arbitration provision be held invalid or unenforceable by a court or other body of competent jurisdiction, this entire Arbitration provision shall be automatically terminated,

PBESCREH AND OPT-OUT NOTICE: The “presented” after of credit Is based an information In your credit report indicating that you meet certain criteria. Credit may not be extended if, after you respond, It is determined that you do not meet the criteria used for screening or any other applicable criteria bearing on crefltworthiness. H you do not want to receive prescreened offers of credit from this or other companies, call the consumer reporting agencies at 1-SSS-5-SFT-0UT, 1-8S6-213-7260,1-866-5S1-3464 and 1-8SWSO-1s20 or write: Equrfax Options, P.O. Box 740123, Atlanta, GA 30374-0123; TransUnion Opt Out Request, P.O. Box 505, Woodyn, PA 1SWW505; Affiant Cooperative Data Solutions, Aitn: CRhod, 301 Fields Lane, Bnster, NY 10509. Your initial purchase of more than $50 may be financed by an Installment Loan Agreement between you and MetaBank. This is not your complete Installment Loan Agreement It is only a summary of certain important disclosures. Your Installment Loan Agreement will be sent to you. Please read it carefully and keep it for your records. MetaBank may sell, assign or transfer your Installment Loan Agreement or any portion thereof. Obtaining a Loan: To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account When you obtain an Installment Loan, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask for your driver’s license number or olher identifying information. Representative Terms of Credit The Installment Loan Agreement lets you make your initial purchase by making a $30 down payment to Fingerhut and 6 low monthly payments on your Loan. The Annual Percentage Rate is 24.9%. For purchases of $50 and $100, the following credit terms apply: Cash price $50 $100 Down payment $30 $30 Terms of repayment 6 monthly payments S monthly payments of $3.33 of $11.66 Late payment fee: $4.90 if your balance is greater than $15 but less than or equal to $50; $14.90 if your balance is greater than $50. Returned payment fee: $25.
Advertised Price per Month: The advertised price per month is the estimated initial monthly minimum payment required for a single item order. Your actual minimum payment will be calculated at the time of your purchase and will be disclosed to you with your Installment Loan Agreement
Credit Card Account You request that we consider you for a revolving Fingerhut Credit Account issued by MetaBank that you can use for future purposes, and that we send you a credit card or account number if you are approved. If you pay off your initial purchase within 6 payments or earlier with no instance of rate payments, we may issue a MetaBank/ Fingerhut Credit Account to you. However, if you elect to pay your entire balance due at the same time as your down payment, then this will cancel your Loan and you may not be eligible to be considered for a MetaBank/Fingerhut Credit Account You may not be eligible to be considered for a MetaBank/Fingerhut Credit Account if you die, file for bankruptcy, enter a consumer credit counseling service program, make any past due payments, or have any payments returned unpaid, or if you enter any other negative credit status. We will send you your account agreement and important disclosures about the MetaBank/Fingerhut Credit Account when approved. Below is a summary of the key credit terms of the Fingerhut Credit Account. metabank/fihgerhut revolving credit account summary disclosures Annual Percentage Rate 24 90% (APR) for Purchases &-*-*«"[u] How to Avoid Paying Your due date is at least 24 days after the close Interest of each billing cycle. We will not charge you any interest on purchases if you pay your entire balance by the due date each month. Minimum Interest If you are charged interest, the charge will be no Charge less than $1.00. For Credit Card Tips To learn more about factors to consider when from the Federal applying for or using a credit card, visit the Reserve Board website of the Federal Reserve Board at httD://wvvw,federalreserve.qov/creditcard. Penalty Fees • Late Payment • Up to $30.00 • Returned Payment • Up to $30.00 Returned Merchandise: Your ability to return any merchandise purchased is governed by Fingerhut’s return policy. When you return merchandise, we subtract the return amount from your initial purchase amount; your payment amount will then remain the same, but you will pay off your Loan earlier. However, if a return (or returns) results in a purchase amount of less than $50, you will no longer be eligible for consideration for a Fingerhut Credit Account issued by MetaBank. If a return (or returns) results in a credit balance, we will also refund your credit balance. Arbitration: Your Installment Loan Agreement will contain a binding arbitration provision. In the event of any dispute relating to your Agreement the dispute will be resolved by binding arbitration pursuant to the rules of the American Arbitration Association. Both you and we agree to waive the right to go to court or to have the dispute heard by a jury. You and we will be waiving any right to a jury trial and you will not have the right to participate as part of a class of claimants relating to any dispute with us. Other rights available to you in court may also be unavailable in arbitration. When you receive your Installment Loan Agreement you should read the arbitration provision in the Agreement carefully. Updated Financial and other Information: Upon request, you agree to promptly give us accurate financial and other information about yourself. CREDIT BUREAU DISPUTES: If you believe we inaccurately reported credit history information about you or your Loan to a credit reporting agency, call us at 1-866-734-0342 or write to us at Credit Bureau Reporting Services, 6250 Ridgewood Road, St. Cloud, MN 56303. Please provide the Loan number along with a copy of your credit bureau report reflecting the information that you believe is inaccurate. Consent to Use of Teiephone Numbers: You expressly consent to receiving calls and messages, including autodialed and prerecorded message calls, from MetaBank/Fingerhut, their affiliates, marketing partners, agents and others calling at their request or on their behalf, at any telephone numbers that you have provided or may provide In the future (including any cellular telephone numbers). Ail borrowers, including New York/Rhode Island/Vermont Residents: You give MetaBank (as well as its agents, successors, and assigns) permission to access your credit report in connection with any transaction, or extension of credit, and on an ongoing basis, for the purpose of reviewing your Loan, taking collection action on your Loan, or for any other legitimate purposes associated with your Loan. Upon your request, you will be informed of whether or not a consumer credit report was ordered, and if it was, you will be given the name and address of the consumer reporting agency that furnished the report New York residents may contact the New York state banking department to obtain a comparative listing of credit card rates, fees and grace periods, at 1-800-518-8866. Ohio Residents: The Ohio laws against discrimination require that all creditors make credit equally available to all creditworthy customers, and that credit reporting agencies maintain separate credit histories on each individual upon request The Ohio Civil Rights Commission administers compliance with this law. Married Wisconsin Residents: No provision of any marital property agreement, unilateral agreement or court decree under Wisconsin’s Marital Property Act will adversely affect a creditor’s interest unless prior to the time credit is granted, the creditor is furnished a copy of that agreement or decree or is given complete information about the agreement or decree. California and Utah Residents: As required by law, you are hereby notified that a negative credit report reflecting on your credit record may be submitted to a credit reporting agency if you fail to fulfill the terms of your credit obligations.

EXHIBIT E
MetaBank/Bluestem Brands, Inc.
Program Compliance Manual
Compliance Program Overview
Bluestem Brands, Inc. (“Bluestem”), its subsidiaries and affiliates (for purposes of this Exhibit E, “Fingerhut”) will act as an agent for MetaBank during underwriting, origination, and servicing phases of the MetaBank/Fingerhut credit program (“Credit Program”).
The Consumer Credit Compliance Program (“Compliance Program”) was developed and implemented by Fingerhut to further compliance with laws applicable to the Credit Program.
The Compliance Program is designed to further compliance with the law or regulations named in the applicable policy, specifically:
•	Regulation Z/Truth in Lending (12 CFR 226)
•	Regulation B/Equal Credit Opportunity Act (12 CFR 202)
•	Fair Credit Reporting Act/FACTA (12 CFR 222 and 15 USC 1681 seq.)
•	Bank Secrecy Act/USA PATRIOT Act (31 CFR 103 and HR 3162)
•	Right to Financial Privacy (12 USC 3501)
•	Office of Foreign Assets Control (OFAC)
•	Servicemembers’ Civil Relief Act
•	Fair Debt Collection Practices Act
•	Regulation P/Gramm-Leach-Bliley Privacy Act (12 CFR 332)
•	Regulation AA/FTC Unfair and Deceptive Practices Act (16 CFR 444)
•	Identity Theft/Red Flags
•	CAN SPAM/Telephone Consumer Protection Act (TCPA)/Do Not Call (DNC)
The Compliance Program encompasses the lending activities of MetaBank for which Fingerhut acts as agent. Monitors are in place across all functional areas of Fingerhut that include a credit component, be it prescreening, underwriting, servicing or collections.
Bluestem’s Legal Services Department monitors changes in applicable laws and regulations, engaging nationally recognized financial services counsel as partners in this effort, and ensures that such changes are reflected in the applicable policies and procedures.

Consumer Credit Compliance Program
Bluestem’s Consumer Credit Compliance Program Steering Committee has been authorized by Bluestem’s Executive Team to provide oversight of the development and administration of the Compliance Program. Operating teams from the four main functional areas that include credit components (Customer Service, Credit Operations, Credit Risk and Collections) have day-to-day responsibility for maintaining compliance with internal procedures and monitoring of same.
Bluestem’s Compliance Program is maintained in a written format and is housed on Bluestem’s internal SharePoint system. Access to policies and procedures is available to all employees who require it in order to fulfill their responsibilities under the program.
Monitoring of compliance procedures is incorporated in the normal business activities of each affected area and reported upon monthly. Goals for the monitoring process include the detection of procedural or training deficiencies and the application of corrective action plans where appropriate.
Training
Understanding of the laws which guide the various procedures across Bluestem is an integral part of Bluestem’s “new hire” training. In addition, specialized training is provided to staff who perform functions that are guided by consumer compliance laws, such as Billing Disputes or Collections.
Compliance Procedure Overview
Bluestem Brands, Inc has adopted policies and procedures as an integral part of its Consumer Credit Compliance Program. This section is intended to be illustrative in a summary fashion of certain procedures also constituting part of the Consumer Credit Compliance Program. It is only representative of certain of Bluestem’s procedures and therefore is not a comprehensive index of procedures nor the procedures themselves.
Collections
Collections Support Settlement Procedure
A customer may be offered a settlement if his or her account is two cycles or more past due (66 days or greater excluding charged-off accounts) and the account falls into certain pre-determined behavior score ranges. The first payment must be received within 10 business days of the original offer. The last payment must be received within 60 days of the first payment. The offer is null and void if payments are not received or are returned by a financial institution as unpaid. The account will not be moved to a “Settlement Status” until 30 days after the last payment is received.

Cease and Desist Requests
When a written request is received via mail from the customer, an attorney representing the customer, or any third party who provides a Power of Attorney signed by the customer, communications from Fingerhut regarding the collection of an account will cease within 48 hours.
Reduced Payment Plans
Fingerhut offers reduced payment plans to customers who experience financial hardships. A qualifying payment amount is a minimum of 2.5% of the account balance. Late fees are not applied while the customer is on the program and the finance charges are reduced.
Reage of Accounts
Customers who have had an account open for a minimum of nine months, are at least 66 days past due and have no open to buy are eligible for Fingerhut’s Re-age Program. Customers are offered a re-age program when they are unable to bring their accounts current through any other means. When on a reage program, the customer must make three qualifying payments, or one single payment equal to the amount of three qualifying payments, in order for the account to reage. An account may be reaged only once in a 12-month period and no more than twice in a five-year period.
Bankruptcy and Deceased Early Charge-Off
Accounts marked as Bankruptcy or Deceased will be charged off 60 days after notification, provided there is a balance and the account is six or more days delinquent.
Consumer Credit Counseling Services (CCCS)
From time to time, customers who are facing financial difficulties will contract with a Consumer Credit Counseling Service (“CCCS”) in an effort to pay their debt. CCCS companies contact Fingerhut with a written proposal for repayment. The payment amount proposed must be at least 3% of the outstanding balance or $15.00, whichever is greater, in order to be accepted. If the account is less than 90 days delinquent, the APR is set at 14.90% and the account is set to “CCCS Retention”. If the account is greater than 90 days delinquent, the APR is set at 9.90% and the account is set to “CCCS Closed”.
Credit Operations
FinCEN Reporting
The Financial Crimes Enforcement Network (“FinCEN”) provides biweekly files containing names and addresses (when available) of individuals and business appearing on Specially Designated Terrorist Lists. Bluestem matches the names of individuals against the lists of current credit customers; in the event a name is a match or a potential match, further investigation is completed and the results of the investigation is forwarded to the appropriate banking partner. When a match occurs, the results are grouped based on three main matching criteria: a one-to-one match on SSN, a one-to-one match by alias first name/last name, city and ZIP code or a calculated match by address and city. MetaBank performs this task on behalf of Bluestem for the Fingerhut Credit Account portfolio.
Manual Review Override Authorization
From time to time, requests are made for credit line increases that are outside the normal parameters for the Manual Review Area. In such cases, the request is forwarded to a Supervisor or Manager. Manual Review Supervisors have authority up to $200.00 to approve an account or increase of a credit limit. Manual Review Managers have authority up to $500.00 to approve an account or increase of a credit limit. The Director/Vice President of NCA has authority up t $2000.00 to approve an account or increase of a credit limit. Requests for amounts greater than $2000.00 are referred to the head of Risk Management.
Credit Risk
Modeling Variable Restrictions
The following attributes are not to be included in the development or usage of any credit statistical models: age, gender, religion, language preference, nationality, state of residence, the fact that all or part of the applicant’s income derives from a public assistance program, the fact that the applicant has in good faith exercised any right under the Consumer Credit Protection Act (or any other fields that could directly or indirectly cause redlining), marital status or medical condition. All credit statistical models will be reviewed by the Model Review Committee.
GLB Annual Notifications
On an annual basis (defined as within a 12-month period), Privacy Notices are provided to all account holders required to receive such notices. Account holders exempt from notification include all zero balance closed accounts, charged off/closed, bankrupt and deceased accounts. Account holders are provided the right and the ability to opt out of information sharing as per the Fingerhut Privacy Policy, and are provided a form and mailing address on the privacy notification.
Credit Bureau Reporting
On behalf of MetaBank, Fingerhut reports information on credit accounts on a monthly basis to both Equifax and TransUnion. The extract file developed for reporting purposes conforms to the standard Metro 2 credit reporting format. Customer Service and Collections Support have separate operational procedures in order to comply with reporting requirements and any subsequent customer inquiries. Collections Support is responsible for handling all credit bureau disputes.

Portfolio Reviews
On a quarterly basis, Fingerhut, on behalf of MetaBank, obtains an updated read on the credit bureau attributes of selected accounts. A representative of the Credit Risk team runs a SAS program to determine which customers satisfy the criteria in place to generate a review. This group of customers is then compared to a file constructed by IT using the same criteria, and if the comparison is acceptable, the file is sent to the credit bureau. Upon receipt of the updated information for the reviewed customers, Credit Risk verifies that the customers returned are the same as those sent out and that the attributes returned are reasonable.
Real Time Authorizations (Applicable to Open-End Program only)
This fully automated process provides guidelines and logic for making purchase authorization decisions at the point of sale. It includes decisioning for Overlimit Authorizations and High Risk declines. At each purchase attempt, accounts satisfying all other criteria to approve the purchase except sufficient available credit are subject to “OTB logic”, which uses preset parameters to make an authorization decision. If the purchase passes the OTB Logic, the authorization is approved. No overlimit fees are assessed. If the purchase does not pass the OTB Logic, the authorization is declined. In addition, at each purchase attempt, accounts satisfying all other criteria that would approve the purchase are analyzed in real time to assess the risk of the purchase. If the purchase meets the high-end threshold in terms of defining the risk the account will become seriously delinquent within the next 12 months, the purchase authorization is declined and the credit limit is reduced to balance. The customer is sent an adverse action letter which provides the reasons for the declination.
Credit Line Increase Program (Applicable to Open-End Program only)
On a monthly basis, Fingerhut, on behalf of MetaBank, executes an automated credit limit increase program for accounts with demonstrated payment capacity and low risk. The credit limit increase is not run in January or July so as not to interfere with the Portfolio Review process. The credit limit increase process utilizes three unique sets of logic to determine which accounts qualify. Two types of increases are given to customers: permanent and temporary. Temporary line increases generally have an expiration date of 90 days. However, if a customer utilizes all or part of the temporary line increase, their limit will remain increased by the amount of utilization even after the expiration date.
Credit Line Decrease Due to Delinquency (Applicable to Open-End Program only)
At the end of each billing cycle, accounts meeting pre-set conditions are systematically reviewed for a decrease in the credit limit. With the conditions met, actions are taken based upon the number of days delinquent. Limits on accounts with a 60-89 day delinquency status are reduced to balance and rounded up to the nearest whole dollar. The credit limit will not be reduced below $100.00. Limits on accounts with a 90+ day delinquency status are reduced to zero. No action is taken for purposes of this procedure on accounts that are less than 60 days delinquent.
Customer Service
Billing Disputes (Applicable to Open-End Program only)
In the event a customer has a dispute as defined in the Truth-in-Lending Act and notifies Fingerhut no later than 60 days after the first billing statement on which the disputed information appears, Fingerhut will investigate and resolve the dispute within the timeframes as specified in the Truth-in-Lending Act. During the period in which the dispute is being investigated, the amount in dispute will be suspended from the accrual of finance charges, billing and, in some cases, collection. All notification to the customer regarding the receipt, investigation and resolution of the dispute will be sent within the timeframes as specified in the Truth-in-Lending Act.
Servicemembers’ Civil Relief Act
Upon the request of a customer who is enlisted in the Armed Services (as defined by the SCRA), and when accompanied by copies of the customer’s active duty orders, FDM will reduce the interest rate to 6% on that portion of the account balance incurred prior to the customer’s call to active duty. Within 30-60 days prior to the release of the customer from active duty, Fingerhut will send notification to the customer that their protection under SCRA is due to expire and request further documentation in the event the customer’s active duty has been extended. Protection under the SCRA will terminate within 30 to 90 days after the customer’s discharge from active duty. As a courtesy to customers on active duty, and upon appropriate verification, Fingerhut will accept requests for protection and information regarding deployment from a servicemembers’ spouse.

EXHIBIT F
Debt Suppression
Benefits Description:
Fingerhut suppresses Credit Account for up to six months in the event of the Borrower’s unemployment or disability provided conditions below are met.
a)	Credit Account will be suppressed for the shortest of: 1) number of months enrolled in SafeLine, 2) the length of unemployment, 3) the length of disability occurrence or 4) six months.
b)	Suppressed is defined as not imposing minimum payment due, late fees, or SafeLine fees for the period in which benefits are provided. Negative reports will not be sent to any reporting agency during a billing period in which the Credit Account is suppressed.
c)	Credit Account will be suppressed and unable to be used while benefits are active. Interest will continue to accrue at contract rate.
Conditions for Unemployment Benefit Activation under Debt Suppression
1.	Borrower must be out of work for 30 or more consecutive days prior to making a request.
2.	Borrower’s previously held job must have required 30 or more hours per week.
3.	Borrower is not eligible if self-employed, retired or permanently disabled.
4.	Borrower’s unemployment must be involuntary.
5.	Borrower must be enrolled in SafeLine for 3 months prior to making unemployment claim.
6.	Borrower must not be seriously delinquent more than 60 days at time of Benefits Activation Application.
Conditions for Disability Benefits Activation under Debt Suppression
1.	Borrower must be enrolled for one month prior to requesting benefit activation due to disability.
2.	Borrower must be unable to work.
3.	Borrower must be out of work for 30 or more consecutive days prior to making a request.
4.	Borrower’s previously held job must have required 30 or more hours per week.
5.	Borrower is not eligible if self-employed, retired or permanently disabled.
6.	Pre-existing conditions not covered until Borrower is enrolled in SafeLine six or more months.
7.	Disability does not include: 1) childbirth, 2) normal pregnancy, or 3) intentionally self inflicted injuries.
Debt Waiver
Benefits Description:

In the event of Borrower’s death, SafeLine will waive the entire outstanding balance as of the date of death.
Conditions for Death Benefit
1.	Borrower must be enrolled in SafeLine for three or more months prior to date of death to be eligible for the death benefit.
2.	Death certificate must be provided to Fingerhut by Borrower’s estate or a third party.
3.	Borrower must not be seriously delinquent more than 60 days at time of Benefits Activation Application.
Pricing — Price listed below is as of date of signing of contract.
1.	$0.94 per $100 of total balance of Credit Account.
Marketing Channels — Marketing Channels listed below are as of date of signing of contract:
1.	Print including billing statement message, insert, bangtail and solo direct mail
2.	Inbound and outbound telemarketing
3.	Internet and email marketing
4.	Customer Service cross-sell and order add-on
SAFE LINE ACCOUNT PROTECTION PLUS
(includes both Debt Suppression and Debt Waiver)
General Requirements for Benefit Activation
•	Customer will not qualify for benefits if account is seriously delinquent (more than sixty (60) days past due) when we review Benefit Activation Application.
•	Customer must complete a Benefit Activation Application and submit it, along with the supporting documentation, to Fingerhut Account Services at the address shown on the application.
•	Fingerhut Account Services will verify the information given and evaluate request for benefit activation n.
•	If benefit activation is approved, benefits will be activated immediately. If benefits are not approved, customer will be notified of such action and the reason benefits were not activated.
•	For Payment Suspension Benefits, except when activated for Life Events, customer will be required to provide proof of continued qualification for benefit activation, as described below.
Death Benefit: Balance Cancellation Benefit Description
For the first ninety (90) days after enrollment in the Plan, customer may be eligible for the Balance Cancellation Benefit, but only in the event of Accidental Death. “Accidental Death” means death that (a) is directly due to an accidental injury that occurs after the enrollment date; (b) is independent of all other causes, except accidental injury; and ( c) is unintended, unexpected, and unforeseen.

If death occurs more than ninety (90) days after enrollment in the Plan, customer may be eligible for the Balance Cancellation Benefit regardless of the cause of death; however, death from war, act of war (declared or not), or act of terrorism invalidates eligibility for the Balance Cancellation Benefit, unless such invalidation is prohibited by applicable law.
Conditions for Death Benefit Activation
•	Death celiificate must be provided.
Involuntary Unemployment Benefit: Payment Suspension Benefit and Balance Cancellation Benefit
Customer may be eligible for a Payment Suspension Benefit if customer becomes Involuntarily Unemployed.
“Involuntary Unemployment” or “Involuntarily Unemployed” means customer has suffered an entire loss of employment income due to one of the following reasons: (a) layoff, (b) general strike, or (c) involuntary termination by the employer.
Benefits will not be activated for termination due to willful or criminal misconduct, unionized labor dispute, or lockout. The following are examples of occurrences that do not qualify as Involuntary Unemployment: (a) voluntary forfeiture of employment salary, wages or employment income; (b) resignation; ( c) retirement; (d) scheduled termination of an employment contract; (e) termination of employment (except for involuntary termination by the employer); or (f) loss of income caused by illness, disease, accident, injury or pregnancy (although these occurrences may qualify for a Disability Payment Suspension Benefit, as described below).
A customer is not eligible for Involuntary Unemployment benefit activation if customer is self employed or retired.
The Maximum Benefit Period for Involuntary Unemployment is twelve (12) months.
If a customer is continuously involuntarily unemployed for twelve (12) consecutive months, customer may be eligible for a Balance Cancellation Benefit at that time.
Conditions for Involuntary Unemployment Benefit Activation
•	Customer must be out of work for thirty (30) or more consecutive days to qualify for benefit activation due to Involuntary Unemployment.

•	Customer must be enrolled in the Plan for three (3) months prior to requesting benefit activation.

•	Customer must have been working in a job for thirty (30) or more hours per week for the three (3) months immediately preceding date of Involuntary Unemployment in order to qualify for benefit activation.

•	Customer will be required to submit a copy of state unemployment registration form provided by the state in which customer collects Involuntary Unemployment benefits.

•	Upon approval of Benefit Activation Application, benefits will be activated retroactive to the later of (a) customer’s first day of Involuntary Unemployment, in which case any delinquency relating to the Involuntary Unemployment condition will be cleared (if present); or (b) three (3) months after enrollment date in the program, in which case any negative status or reporting will be cleared only if it arose at least three (3) months after enrollment date in the program and was a result of the Involuntary Unemployment condition for which customer received Payment Suspension Benefits.

•	Each month customer may be required to give proof of continued receipt of state unemployment benefits.
Disability Benefit: Payment Suspension Benefit and Balance Cancellation Benefit
Customer may be eligible for a Payment Suspension Benefit if a customer becomes Disabled.
If customer is a working person, “Disability” or “Disabled” means that, as a result of an injury or illness, the customer is unable to perform the material and substantial duties of customer’s occupation and is under the continuous treatment of a physician.
If customer is a non-working person, “Disability” or “Disabled” means that, as a result of an injury or illness, the customer is unable to perform all the normal activities of daily living of a person of like age or sex as celiified by a physician and is under the continuous treatment of a physician.
A customer does not qualify for benefit activation if Disability is due to (a) childbirth, (b) normal pregnancy, or (c) intentionally self-inflicted injuries. Disability must begin more than thirty (30) days after customer enrolls in the Plan. If Disability is caused by a pre-existing condition, customer does not qualify for benefit activation until customer has been enrolled in the Plan for six months. A pre-existing condition is an illness or an injury arising from an accident that caused customer to consult with a physician or seek medical treatment within six (6) months prior to enrollment date.
The Maximum Benefit Period for Disability is twelve (12) months.
If customer is continuously disabled for twelve (12) consecutive months, customer may be eligible for a Balance Cancellation Benefit at that time.
Conditions for Disability Benefit Activation for Working Persons
•	Customer must be out of work for thirty (30) or more consecutive days to qualify for benefit activation.

•	Customer must have been working in a job for thirty (30) or more hours per week for the three (3) months immediately preceding date of Disability to qualify for benefit activation.

•	Customer may be asked to provide a statement from physician stating the cause of the Disability, the initial onset of the Disability, the expected duration of the Disability, and a statement that customer is unable to perform the customer’s regular job. Each month the customer may be required to give proof that Disability has continued.
Conditions for Disability Benefit Activation for Non-Working Persons

•	Customer must have been unable to perform at least one (1) of the activities of daily living for thirty (30) or more consecutive days to qualify for benefit activation.

•	Customer may be asked to provide a statement from physician stating the cause of the Disability, the initial onset of the Disability, the expected duration of the Disability, and a statement that customer is unable to perform at least one (1) of the activities of daily living. Each month customer may be required to give proof that Disability has continued.
Hospitalization Benefit: Payment Suspension Benefit and Balance Cancellation Benefit
Customer may be eligible for a Payment Suspension Benefit if customer becomes Hospitalized. “
“Hospitalization” or “Hospitalized” means that customer is admitted to a Hospital and remains in the Hospital for more than forty-eight (48) hours. The term “Hospital” means a (a) licensed medical facility; (b) chiropractic hospital; (c) acute care facility; (d) nursing home; (e) residential drug facility; (f) psychiatric facility; (g) hospice facility; or (h) rehabilitation facility.
Customer does not qualify for benefit activation if Hospitalization is due to (a) childbirth, (b) normal pregnancy, or (c) intentionally self-inflicted injuries.
The Maximum Benefit Period for Hospitalization is three (3) months.
If customer is continuously hospitalized for three (3) consecutive months, customer may be eligible for a Balance Cancellation Benefit at that time.
Conditions for Hospitalization Benefit Activation
•	Hospitalization must begin more than thirty (30) days after em-ollment in the Plan.

•	Customer may be asked to provide proof of Hospital stay and the duration of the stay.
Unpaid Leave of Absence Benefit: Payment Suspension Benefit
Customer may be eligible for a Payment Suspension Benefit if customer takes an Unpaid Leave of Absence (“Leave”).
“Leave” means an employer-approved temporary absence without pay from permanent, nonseasonal, full-time employment.
The following are examples of occurrences that do not qualify as a Leave: (a) resignation; (b) retirement; (c) scheduled termination of employment contract; (d) termination of employment; and (e) absence from work due to illness, disease, accident, or injury (although these occurrences may qualify for a Disability Payment Suspension Benefit as described above).
Customer is not eligible for Leave benefit activation if customer is self-employed or is an independent contractor.
The Maximum Benefit Period for Leave is three (3) months.

Conditions for Leave Benefit Activation
•	Leave must begin more than thirty (30) days after enrollment in the Plan.

•	Customer must have been working in ajob for thirty (30) or more hours per week for the three (3) months immediately preceding date of Leave.

•	Customer may be asked to provide proof from employer, stating that customer has been granted a Leave from work, the reason for the Leave, and the duration of the Leave.
Life Event: Payment Suspension Benefit
Customer may be eligible for a Payment Suspension Benefit if customer experiences a Life Event.
“Life Event” means (a) marriage or entrance into a domestic partnership; (b) the bilih of a child or adoption of a child; (c) divorce; (d) retirement; (e) change of primary residence; (f) the death of Spouse or Domestic Patiner; or (g) experiencing of a natural disaster.
The Maximum Benefit Period for a Life Event is three (3) months, except for “(e) change of primary residence,” in which case the benefit period is one (1) month.
Conditions for Life Event Benefit Activation
•	Customer must be enrolled in the Plan for thirty (30) days prior to requesting benefit activation due to a Life Event.

•	Customer must notify Fingerhut Account Services within one (1) year of the date the Life Event initially occurred.

•	Customer will be required to provide satisfactory evidence, such as a copy of (a) a marriage certificate; (b) a bilih certificate or adoption papers; (c) the divorce decree or court order of divorce; (d) a letter from the employer indicating retirement; ( e) an address change documentation, such as a signed lease, real estate purchase agreement, or deed of trust; (f) a death certificate; or (g) documentation indicating that as a result of a natural disaster customer experienced at least five hundred dollars ($500) in damages to residence or proof that residence is uninhabitable, or other proof that customer has been directly impacted by a federally declared natural disaster.
Pricing — Price listed below is as of date of signing of contract.
1. $1.19 per $100 of total balance of Fingerhut credit account.
Marketing Channels — Marketing Channels listed below are as of date of signing of contract.
1. Print including Statement message, catalog, insert, bangtail and solo direct mail
2. Inbound and outbound telemarketing
3. Internet and email marketing
4. Customer Service cross-sell and order add-on

EXHIBIT G
Debt Waiver Product Terms and Conditions
See Subsequent Pages

EXHIBIT G (1) SAFELINE TERMS AND CONDITIONS

IMPORTANT
Review immediately the
SafeLine Account Protection
Plan Summary enclosed, then sign and mail the form below.

Cut along dotted line

SafeLine Account Protection

Enrollment Acknowledgement

Thank you for choosing SafeLine!

I acknowledge my enrollment in the SafeLine Account Protection program offered by MetaBank to protect my Fingerhut Credit Account and I have received the SafeLine Plan Summary.

Fingerhut Credit Account Number:

Account Holder Name (please print)

Address

City State Zip

Account Holder Signature

PLEASE SIGN THIS FORM AND MAIL PROMPTLY TO:

Fingerhut Account Services
6250 Ridgewood Road
St. Cloud, MN 56303

Congratulations on choosing

SafeLine Account Protection

Your enrollment ensures worry-free protection of your Fingerhut Credit Account for just pennies a day and you pay nothing if you have no balance!

- *In case of job loss or disability, SafeLine freezes your account for up to 6 months: no monthly payments or late fees will be due and no SafeLine monthly fees will be assessed. Interest charges will continue to accrue.*
- *Or, in the event of your death, the outstanding account balance up to the assigned credit limit will be waived.*

See inside for important information about your benefits, including eligibility conditions, and retain the enclosed Plan Summary.

Claim Information
To make an eligible claim, please contact Fingerhut Account Services:

By Mail
Fingerhut Account Services
6250 Ridgewood Road
St. Cloud, MN 56303

By Phone
Toll-free 1-800-208-2500

©Fingerhut 1-06/09/1.200

Welcome to

SafeLine Account Protection

for Fingerhut customers



You've made a smart choice.

Your *SafeLine* enrollment provides worry-free protection of your Fingerhut Credit Account (issued by MetaBank).

PLEASE REVIEW THE ENCLOSED PLAN SUMMARY. **It contains important information about your coverage and contacts for making a claim.**

RETAIN FOR YOUR RECORDS.

SafeUne® Account Protection Plan Summary This is a summalY of benefits and conditions of the optional Safcline Account Protection Program in which you have elected La be enrolled in connection with your MetaBanklRngerhut Credit Account. In this benefits and condiLions guide, the words “you” and “your” refer to the person enrolled in the Safeline Account Protection Program, and the words “we”, “us” and “our” refer to MetaBank. Enrollment Your piJrchase of Safeline Account Protection is an optional benefil for Fingerhut Credit customers. Whether or not you purchase this product will noL atlecL your applicaLion for credit or Lhe oLher Lerms of any exisLing crediL agreement you have with MeLaBank. The monthly fee for Safeline Account Protection is 94 cents per $100 of your total balance of your MetaBank/Fingerhut Gredit Account at the end of each montilly billing cycle. For example, if your balance is $195 you will be assessed a fee of $1.83 ($1951100 x .94). II your balance is less than $100, this lee will be prorated. For example, if your balance is $65, you will be assessed a fee 01 61 cents
( $6511 00 x .94). You have the right to cancel Safeline Account Protection aL any time. II you cancel within 30 days of your enrollment date, we will relund your Saleline Account Protection fee. We may cancel Saleline Account Protection at any time. We will not reduce any claimed benefits you are already receiving at Lhe time of our cancellation notice. Fingerhut reserves the right to adjust benefils and pricing Witll 30 days prior written notification to you of the change. Benefils Description Sale line Account ProLection freezes your MetaBankiFingerhut Credit Account for up to six monills in the event III at you become unemployed or disabled, provided all conditions are met. (See “Conditions for Unemployment Benen! Activation” and “Gonditions for Disability Benefit Activation” below.) In the event of your death, Saleline Account Protection will waive your entire balance as of the date of your death (up to your assigned credit limit) provided all conditions are met, and your MetaBank/Fingerhut Credit Account will be closed. (See ·’Conditions for Death Benelit” below.) The term “freeze” means that we will not impose a minimum payment due, late fees, or Saleline Account Protection fees in any billing period in which benefits are provided. Your account status with MetaBank will be frozen upon benefit activation during those billing periods, and no reports reflecting a deteriorating credit status with MetaBank will be sent to any credit reporting agency during those billing periods. For example, il your account is 30 days delinquent when you activate benefits, the status will remain unchanged while your account is frozen. Please note that you will be unable to use your MetaBank/Rngerhut Credit Account and interest will continue to accrue on your outstanding balance while Saleline Account Protection is activated and your account is lrozen. if ali conditions are met. your MetaBankiFlngerllUt Credit Account will be frozen forthe shortest of: 1) 1I1e number of months you have been enrolied in Safeline, 2) the length of your unemployment, 3) tile length of your disability occurrence, or 4) six months. Once benelits have expired, your account will be reactivated and you will be responsible lor making monthly payments again, as outlined In your MetaBank/Fingerhut Credit Account agreement. In the event 01 your death, the account balance as of the date 01 your death (up to your assigned credit limit) will be waived (provided all conditions are met) and your MetaBankiFlngerhut Credit Account will be closed. Conditions lor Unemployment Benefit Activation • You must be out 01 work lor 30 or more consecutive days prior to making a request lor benefits. • You must have been working In a job which entailed 30 or more hours per week in order to submit an unemployment benefit activation request • You are not eligible for the unemployment benefit If you are sell-employed. Retired and permanently disabled account holders cannol request benefit activation due to unemployment. • Your unemployment must be involuntary. • You must be enrolled in Saleline Account Protection for three months . prior to requesting benefit activalion due to unemployment. • You cannot submit a benefit activation request due La an unemployment condition tllat we have already honored lor the lull six-month benefit period. • You will be required to submit a completed Benelil Activation Application lorm and a copy 01 your State unemployment registration form provided to you by tile State In which you collect unemployment benefits. • Fingerhut Account Services will verify the inlormation given and evaluate your request lor benefit activation. • Upon approval 01 your Benefit Activation Application, your benefits will be retroactive to the later of your first day of unemploymenl, in which case any delinquency relating to the unemployment condition will be cteared (if present), or three months after your enrollment date in the program. Also, any negative status or reporting will be cleared if it was a result of the unemployment condition that arose three months after your enrollment date In the program. • Each month you will be required to give proal that you will continue to receive unemployment beneftts. Acceptable verification includes a copy of electronic documentation of receipt of unemployment payment or other similar verification. • You wiii not qualify for benefits il your account is seriously delinquent (more than 60 days past due) when we review your application lor benefits. Conditions for Disability Benelil Activation • You must be enrolled in SafeUne Account Protection for 30 days prior to requesting benefit activation due to disability. • You must be unable 10 work due to the disability. • You must be out of work for 30 or more consecutive days prior to making a benefit activation request. • No disability or illness benefl[ activation request can be submitted for pre-existing conditions until you have been enrolled in SaleUne Account Protection lor six months. • You must have been working in a job whicil entailed 30 or more hours per week in order to submit a benefit activation request for a disability. You are not eligible lor tile disability benefit if you are retired, permanently disabled. or self-employed. • You cannot qualily lor disability benefits due to a) cilildblrth, b) normal pregnancy, or c) intentionally sell-inflicted injuries. • You cannot re-submlt a benefit activation request due to a disability condition that we have already honored for the full six-month benefit period. • Fingerhut Account Services will verify the information given and evaluate your request for benelit activation. • You will not qualify for benelits il your account is seriously delinquent (more than 60 days past due) when we review your application for benefits. Conditions lor Death Benefit • You must be enrolled in SaleLine Account Protection for three months prior to date of death to be eligible lor the death benefit. • A death certificate must be provided. Upon receipt of death certificate, your account balance will be waived up to your credit limit and your account will be closed. • You will not qualify lor benelits il your account is seriously delinquent (more than 60 days past due) wilen we review your application for benefits.

Suspension Benefil and Benefit Description You may be eligible for a Payment Suspension Benefit if you become Hospitalized. “Hospitalization” or “Hospitalized” means that you are admitted to a Hospital and remain in the Hospital for more than forty-eight (46) hours. The term “Hospital” means a (a) licensed medical facility; (b) chiropractic hospital; (c) acute care facility; (d) nursing home; (e) residential drug facility; (D psychiatric facility; (g) hospice facility; or (h) rehabilitation facility. You do not qualify for benefit activation il your Hospitalization is due to (a) childbirth, (b) normal pregnancy, or (c) intentionally self-inflicted injuries. TIle MiJximum Benefit Period for Hospitulization is three (3) months. If you are continuously hospitalized for three (3) consecutive months, you may be eligible lor a Balance Cancellation Benefit at that time with proof of your ongoing hospitalization. Conditions for Hospitalization Benefit Activation • Your Hospitalization must begin more than thirty (30) days after you enroll in the Plan. • You may be asked to provide proof of your Hospital stay and the duration of the stay. leave 01 Absence ilenelil: Payment Suspension Benefit Description You may be eligible for a Payment Suspension Benefit if you take an Unpaid Leave of Absence (“Leave”). “Leave” means an employer-approved temporary absence without pay from permanent, non-seasonal, full-time employment The following are examples of occurrences that do not qualify as a Leave: (a) resignation; (b) retirement; (c) scheduled termination of your employment contract; (d) termination of employment, and (e) absence from work due to illness, disease, accident, or iniury (although these occurrences may qualify for a Disability Payment Suspension Benefit as described above). You are not eligible for Leave benefit activation if you are self-employed or are an independent contractor. TIle Maximum Genefit Period for Leave is three (3) months. Conditions for Leave Benefit Activation • Your Leave must begin more than thirty (30) days atter you enroll in the Plan. • You must have been working in a iob for thirty (3~) or more hours per week for the three (3) months immediately preceding your date of Leave. • You may be asked to provide proof from your employer, stating that you have been granted a Leave from work, the reason for the Leave, and the duration of the Leave. Llle Even!: Payment Suspension Ilmmlil Benefit Description You may be eligible for a Payment Suspension Benefit if you experience a Life Event “Life Event” means (a) your marriage or entrance into a domestic partnership; (b) the birth of your child or your adoption of a child; (c) your divorce; (d) your retirement; (e) your change of primary residence; (f) the death of your spouse or domestic partner, or (g) your experiencing of a natural disaster. The Maximum Benefit Period for a Life Event is (hree (3) mOllllls, except for “(e) your chnnge of primary residence,” in which case the bendit period is one (1) month. Conditions for Life Event Benefit Activation • You must be enrolled in the Plan for thirty (3~) days prior to requesting benefit activation due to a Life Event. • You must notify Fingerhut Credit Account Services within one (1) year of the date the Life Event initially occurred. • You will be required to provide satisfactory evidence, such as a copy of (a) a marriage certificate; (b) a birth certificate or adoption papers; (c) the divorce decree or court order of divorce; (d) a letter from the employer indicating retirement; (e) an address change documentation, such as a signed lease , real estate purchase agreement, or deed of trust; (f) a death certificate; or (g) documentation indicating that as a result of a natural disaster you experienced at least five hundred dollars ($500) in damages to your residence or proof that your residence is uninhabitable, or other proof that you have been directly impacted by a federally declared natural disaster. Your enrollment ensures worry-free protection of your MetaBank/Fingerhut Credit Account for just pennies a day and you pay nothing if you have no balance! In case of unforeseen events, SafeLine freezes your account for up to the specified amount of time below; no monthly payments or late fees will be due and no SafeLine monthly fees will be assessed. fnterest charges will continue to accrue. , Job loss: up to 12 months Disability: up to 12 months Unpaid leave of absence: up to 3 months Hospitalization: up to 3 months , Life event (as described inside): up to 3 months Dr, in the event of your death, the outstanding account balance up to the assigned credit limit will be waived. You may be eligible for other account balance cancellation benefits. Infotmation:To make an eligible claim, please contact Fingerhut Credit Account Services: Fingerhut Credit Account Services Ridgewood Road, SI. Cloud, MN 56303 Phune: Toll-free 1-800-208-2500 <ClFlngerhurS-0605G3-000 for Fingerhut customers smart Your SafeLine enrollment provides worry-free protection of your Fingerhut Credit Account (issued by MetaBank).

SaleLine[r] Accollnt Protection Plus Plan Summary These are the terms and conditions of the optional SafeLine” Account Protection Plus Plan (“Plan”) in which you have elected to be enrolled in connection with your MetaBankiFingerhut Credit Account (“Credit Account”). In this Plan Summary. the words “you” and “your” refer to the person enrolled in the Plan. and the words “we”, “us” and “our” refer to MetaBank. Emollment Your purchase of the Plan is optional. Whether or not you purchase the Plan will not affect your application for credit or the terms of any existing credit agreement you have with MetaBank. The monthly fee for the Plan is $1.19 per $100 of your total balance of your Credit Account at the end of each monthly billing cycle. For example, if your balance is $195 you will be assessed a fee of $2.32 ($195/$100 x $1.19). If your balance is $65, you will be assessed a fee of $0.77 ($65/$100 x $1.19). You have the right to cancel the Plan at any time. If you cancel within thirty (30) days of your enrollment date, we will refund your Plan fee. We reserve the right to adjust any of the terms and conditions, or cancel the Plan entirely, with thirty (30) days prior written notification to you of the change. Any change or cancellation will not affect any benefit activation that exists on or prior to the effective date of such change or cancellation. Balance Cancellation Benelit lIescrilllion Provided all conditions are met, we may activate your benefits and cancel your entire balance up to your assigned credit limit as of the date of your death; or we · may cancel your entire balance at the end of your Maximum Benefit Period under Disability, Hospitalization, or Involuntary Unemployment protection. Upon balance cancellation, your Credit Account will be closed. Payment Suslmnslon Beneiilllescriplion Provided all conditions are met, we may activate your benefits and suspend your Credit Account during the benefit activation period. The term “suspend” means that we will waive your requirement to make the minimum monthly payment and will waive all late fees or Plan fees applicable to any billing period In which benefits are activated. Upon benefit activation, your Credit Account is suspended. During those billing periods, no reports reflecting a deteriorating credit status with us will be sent to any credit reporting agency. Please note that you will be unable to use your Credit Account while benefits are activated, and interest will continue to accrue on your outstanding balance. Upon benefit activation, your Credit Account will be suspended for the shorter of (a) the number of months you have been enrolled in the Plan or (b) the length of time that the condition causing your benefits to be activated continues up to the maximum benefit period; provided, however, that suspension will never be less than one (1) monlh. Once your benefits have expired, your account will be reactivated in the same stalus as it was on the date of benefit activation, and you will be responsible for making monthly payments again as outlined in your Credit Account agreemenl Gennrailleqlliremcnts lnr ilenefit Jictivalinn • You will not quatify for benefits if your account is seriously delinquent (more than sixty (60) days past due) when we review your Benefit Activation Application. • Contact us to obtain a Benefil Aclivation Applicalion by visiting us al fingerhulcom; or by writing to us al Fingerhut Credit Account Services, 6250 Ridgewood Rd .. St. Cloud, MN 56303; or by calling us al 1-800-208-2500. The applicalion will list Ihe supporting documenlation that you must provide . • You must complete a Benefit Activation Application and submit it, along with the supporting documentation, to Fingerhut Cre dit Account Services at the address shown on the application. • Fingerhut Credit Account Services will verify the information given and evaluate your request for benefit activalion. • If your benefit activation is approved, your benefits will be activated immediately. If your benefits are not approved, you will be notified of such action and the reason benefits were not activated. Disability Should you become disabled due to an i II accident or iIIne55 thaI leaves you unable to I months perform normal activities of daily living or your job for at least 30 consecutive days After 3 When you are hospitalized due to an months cons acddent or illness for more than two ffii 12 Afterll months consecutive months months 3 months month Account balance cancellation • If you meet eligibility requirements as stated in this Plan Summary. • For Payment Suspension Benefils, except when activated for Life Events, you will be required to provide proof of continued qualification for benefit activation, as described below. ileath Ilenell!: Ii.lance Cancellation Benefit Oescription For the first ninety (90) days after your enroliment in the Plan, you may be eligibte for the Balance Cancellation Benefit, but only in the event of your Accidental Death. “Accidental Death” means death that (a) is directly due to an accidental injury that occurs after the enrollment date; (b) is independent of all other causes, except accidental injury; and (c) is unintended, unexpected, and unforeseen. If your death occurs more than ninety (90) days after your enrollment in the Plan, you may be eligible for the Balance Cancellation Benefit regardless of the cause of death; however, death from war, act of war (declared or not), or act of terrorism invalidates eligibility for the Balance Cancellation Benefit, unless such invalidation is prohibited by applicable law. Conditions for Oeath Benefit Activation • Your death certificate must be provided. Benefit Oescription You may be eligible for a Payment Suspension Benefit if you become Involuntarily Unemployed. “Involuntary Unemployment” or “Invotuntarlly Unemployed” means you have suffered an entire loss of employment income due to one of the following reasons: (a) layoff, (b) general strike. or (c) involuntary termination by the employer. Benefits will not be activated for termination due to your willful or criminal misconduct, unionized labor dispute, or lockout. The following are examples of occurrences that do not qualify as Involuntary Unemployment: (a) voluntary forfeiture of employment salary, wages or employment income; (b) resignation; (c) retirement; (d) scheduled termination of an employment contract; (e) termination of employment, except for involuntary termination by your employer; or (f) loss of income caused by illness, disease, accident, injury or pregnancy (although these occurrences may qualify for a Disability Payment Suspension Benefit, as described below). You are not eligible for Involuntary Unemployment benefit activation if you are seif-employed or retired. The Maximum Benefit Period for Involuntary Unemployment is tweh’c (Il) months. If you are continuously involuntarily unemployed for twelve (12) consecutive months, you may be eligible for a Balance Cancellation Benefit at that time, as long as you continue to meet the requirements for unemployment eligibility. Conditions for fnvoluntary Unemployment Benefit Activation • You must be out of work for thirty (30) or more consecutive days to qualify for bene fit activation. • You musl be enrolled in the Plan for Ihree (3) months prior to requesting benefit activation due to Involuntary Unemployment • You must have been working in a job for thirty (30) or more hours per week for lhe three (3) months immedialely preceding your date of Involuntary Unemployment in order to qualify for benefit activation. • You will be required to submit a copy of your state unemployment registration form provided to you by lhe state in which you collect Involuntary Unemployment benefits. • Upon approval of your Benefit Activation Application. your benefits will be activated retroactive to the later of (a) your first day of Involuntary Unemployment, in which case any delinquency relating to the Involuntary Unemployment condition will be cleared (if present); or (b) three (3) months after your enrollment date in the program, in which case any negative slatus or reporting will be cleared only if it arose at least three (3) months after your enrollment date in the program and was a result of the Involuntary Unemployment condition for which you received Payment Suspension Benefits. • Each month you may be required to give proof that you continue to receive state unemployment benefits. Suspension 8enefil and Balance Benefit Oescription You may be eligible for a Payment Suspension Benefit if you become Disabled If you are a working person, “Disability” or “Disabled” means that, as a result of an injury or illness, you are unable to perform the material and substantial duties of your occupation and are under the continuous treatment of a physician. If you are a non-working person, “Disability” or “Disabled” means Ihat, as a result of an injury or illness, you are unable to perform all the normal activities of daily living of a person of like age or sex as certified by a physician and are under the conlinuous treatment of a physician. You do not qualify for benefit activation if your Disability is due to (a) childbirth, (b) normal pregnancy, or (c) intentionally self-inflicted injuries. Your Disability must begin more than thirty (30) days after you enroll in the Plan. If your Disability is caused by a pre-existing condilion, you do not qualify for benefit activation until you have been enrolled in the Plan for six (6) months. A pre-existing condition is an illness or an injury arising from an accident, that caused you to consult with a physician or seek medical trealmenl within six (6) months prior 10 your enrollment date. The Maximum Benefit Period for Disabili(y is hvelvc (12) monlhs. If you are continuously disabled for twelve (12) consecutive months, you may be eligible for a Balance Cancellation Benefit at that time, as long as you continue to meet the conditions for disability eligibility. Conditions for Oisabllity Benefit Activation for Working Persons • You must be out of work for thirty (30) or more consecutive days 10 qualify for benefit activation. • You must have been working in a job for thirty (30) or more hours per week for the three (3) months immediately preceding your date of Disability to qualify for benefit activation. • You may be asked 10 provide a statement from your physiCian stating the cause of the Disability, the initial onset of the Disability, the expected duration of the Disability, and a statement that you are unable to perform your regular job. Each month you may be required to give proof that your Disability has continued. Conditions for Oisability Benefit Activation for Non-Working Persons • You must have been unable to perform at least one (1) of the activities of daily living for thirty (30) or more consecutive days to qualify for benefit activation. • You may be asked to provide a statement from your physician stating the cause of the Disabilily, the initial onset of the Disability, the expected duration of the Disability, and a statement t hat you are unable to perform at least one (1) of Ihe aclivilies of daily living. Each month you may be required to give proof that your Disability has continued .

MetaBank Exhibit H—Sample Funding Statement Date Transaction Date Meta Origination Date Sales Originations Sales Origination Fee % Sales I Origination Fee Amt SafeLine Originations SafeLine Originations Fee% SafeLine Originations Fee Amt SafeLine OW Fee % SafeLine OW Fee I Fingerhut Amt Purchase Date # Days Interest Rate Total I (24.90%) Interest Paid Total-Purchase Amount

EXHIBIT I — Funding Account Information
[*]
[*] Indicates confidential portions omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

EXHIBIT J
Interest Charges
Interest Rate:
All Open-End Accounts and Installment Loans issued by Bank under this Agreement shall have a non-variable annual percentage rate (“APR”) of 24.90%.
Late Fees for Open-End Program Only:
Late fees may be imposed on an Open-End Account if the minimum payment due is not received by the payment due date on the customer’s periodic statement.
Through August 21,2010, late fees shall be assessed in accordance with the following table:

Balances from zero to $15.00:	exempt from late fees
Balances from $15.00 to $50.00	$4.90
Balances from 50.01 to $200.00	$14.90
Balances from $200.01 to $300.00	$19.90
Balances greater than $300.00	$24.90
Effective August 22,2010, late fees will be assessed at up to the lesser amount of the minimum payment due or $24.90.
Effective September 30,2010, late fees will be assessed at up to the minimum payment due up to a maximum amount of $25.00 for the first time offense in 6 months and will increase up to a maximum amount of $30.00 if a customer has not made payment by the due date during any of the customer’s next 6 billing cycles.
The late fees for the Open-End Program may only be increased with consent of MetaBank.
Late Fees for Closed-End Program Only:
Late fees for Installment Loans shall be assessed in accordance with the following table:

Balances from zero to $15.00:	exempt from late fees
Balances from $15.01 to $50.00:	$4.90
Balances greater than $50.00:	$14.90
The late fees for the Closed-End Program may only be increased with consent of MetaBank.
Return Payment Fees for Open-End Program Only:

A returned payment fee may be assessed to an account each time a payment on an Open-End Account is not honored by a depository institution.
Through August 21, 2010, returned payment fees shall be assessed in the amount of $25.00.
Effective August 22, 2010, returned payment fees will be assessed at up to the lesser amount of the minimum payment due or $24.90.
Effective September 30, 2010, returned payment fees will be assessed at up to the minimum payment due up to a maximum amount of $25.00 for the first time offense in 6 months and will increase up to a maximum amount of $30.00 if a customer has any returned payments during any of the customer’s next 6 billing cycles.
The returned check fee for the Open-End Program may only be increased with consent of MetaBank.
Returned Check Fee for Closed-End Program Only:
A charge of up to $25.00 may be assessed to an account each time a payment on an Installment Loan is not honored by a depository institution. The returned check fee for the Closed-End Program may only be increased with consent of MetaBank.
Minimum Finance Charge for Open-End Program Only:
As of the date of this contract, the minimum finance charge on an Open-End Account is $1.00. The minimum finance charge may only be increased with the consent of MetaBank.

EXHIBIT K
Insurance Requirements
Fingerhut shall maintain, at its sole expense and with a insurers rated II A-” or better by AM Best, (a) a general comprehensive liability policy insuring Fingerhut for not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate; (b) a comprehensive crime policy, including employee dishonesty/fidelity, insuring Fingerhut for not less than One Million Dollars ($1,000,000) per occurrence; and (c) a cyber liability policy insuring Fingerhut for not less than Five Million Dollars ($5,000,000) in the aggregate. Fingerhut shall provide to Bank, on the date hereof and from time to time thereafter upon any change in or renewal of such policies, copies of the certificates of insurance evidencing such policies. Fingerhut shall not take any action to cancel or terminate any of such policies unless a substantially similar policy is in effect providing the same coverage. Fingerhut shall instruct its insurance carrier to notify Bank concurrently with the delivery of any notice regarding the renewal, termination, or cancellation by the issuer of any of such policies.

EXHIBIT L
•	2417 Customer, Inc. *

•	EXHIBITL

•	SUBCONTRACTORS

•	Adobe (formerly Omniture)*

•	AllianceOne, Inc. *

•	Alliant*

•	Argus Information and Advisory Services*

•	Aspect Software, Inc. *

•	CCB Credit Services, Inc. *

•	CheckFree Pay Corporation*

•	Clear Commerce Corporation (eFunds)*

•	CoreCard Software, Inc. *

•	Coremetrics, Inc. *

•	DataLogix

•	Digital Data Voice Corporation*

•	Direct Media (an infoUSA company)

•	eBureau LLC*

•	Elavon, Inc. *

•	Epsilon Data Management, LLC*

•	Equifax Information Services LLC*

•	Equifax Technology Solutions LLC*

•	Experian Marketing Solutions, Inc. *

•	Fair Isaac Corporation*

•	FreshAddresses, Inc. *

•	Fry, Inc.*

•	Genpact*

•	Haggin Marketing, Inc.

•	Huntington National Bank*

•	e I-Behavior, Inc.*

•	e ID Insight

•	Impact Mailing of Minnesota*

•	InfoCentricity, Inc. *

•	It IXI Corporation *

•	JC Christiansen and Associates*

•	L2C, Inc.*

•	LexisNexis Public Records Data Services, Inc.*

•	Merkle Inc. *

•	MicroBilt Corporation*

•	MotionPoint Corporation

•	National Asset Recovery Services*

•	NCO Financial Systems, Inc.

•	NetMargin LLC (Datran)

•	Online Resources Corporation*

•	Phillips & Cohen Associates, Ltd. *

•	Quad/Graphics, Inc.

•	R.R. Donnelley & Sons Company

•	Remitco LLC*

•	Responsys, LLC

•	Scorelogix, LLC*

•	SoundBite Communications, Inc. *

•	Systems and Services Technologies, Inc. *

•	TARGUSInfo*

•	Teletrack

•	Touchpoint Data Solutions, Inc.

•	Trans Union LLC*

•	vCustomer Corporation *

•	Walter Karl

•	x+l